                 Exhibit 2.1
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

Agreement and Plan of Merger
by and among
OraSure Technologies, Inc.,
Project Watson Merger Sub, Inc.,
Sherlock Biosciences, Inc.
and
Mr. Paul Meister, as the Securityholder Representative
December 19, 2024

TABLE OF CONTENTS
Page
1.1    Certain Definitions    1
1.2    Other Definitions    20
ARTICLE 2 THE MERGER    21
2.1    The Closing    21
2.2    The Merger    21
2.3    Charter Documents; Directors and Officers    21
2.4    Effect of the Merger on Company Securities and Merger Sub Capital Stock    22
2.5    [Intentionally Omitted]    23
2.6    Allocation of Payments; Surrender of Certificates; Mechanics for Payment and Exchange    23
2.7    Other Closing Payments    24
2.8    Total Merger Consideration    25
2.9    Dissenting Shares    25
2.10    Tax Withholding    25
2.11    Closing Statement    25
2.12    Contingent Consideration    26
2.13    Further Assurances    28
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY    28
3.1    Organization and Good Standing    28
3.2    Subsidiaries    28
3.3    Power, Authorization and Validity    29
3.4    Capitalization of the Company    30
3.5    No Conflict; Required Consents    31
3.6    Litigation    32
3.7    Taxes    32
3.8    Related Party Transactions    35
3.9    Company Financial Statements    35
3.10    Title to Properties    37
3.11    Company Material Contracts    37
3.12    No Restrictions    39
3.13    Intellectual Property    39
3.14    Privacy and Data Protection    44
3.15    Compliance with Laws    47
3.16    Employees, ERISA and Other Compliance    47
3.17    Books and Records    52
3.18    Insurance    53
3.19    Environmental Matters    53
3.20    Suppliers    53
3.21    Anti-Money Laundering Laws    54
3.22    Anti-Corruption and Anti-Bribery Laws    54
3.23    Trade Compliance    55
3.24    Healthcare Laws    55
3.25    Product Defects    58
i
ACTIVE/132546496.15

3.26    Brokers’ Fees    58
3.27    Information Statement    58
3.28    Disclosure    58
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    58
4.1    Organization and Good Standing    58
4.2    Power, Authorization and Validity    59
4.3    No Conflict; Required Consents and Approvals    59
4.4    Merger Sub    60
ARTICLE 5 COVENANTS    60
5.1    Information Statement    60
5.2    Data Room    60
5.3    Termination of Certain Company Employee Plans    60
5.4    Repayment of Indebtedness and Transaction Expenses    60
5.5    Company Securityholders Notices    61
5.6    Tail Policy and Indemnification    61
5.7    Terminated Agreements    61
5.8    Unused Product Assets    61
5.9    Closing Deliverables    62
ARTICLE 6 SURVIVAL; INDEMNIFICATION    63
6.1    Survival    63
6.2    Indemnification of Parent and Indemnified Parties    63
6.3    Indemnification by Parent    63
6.4    Limitations    64
6.5    Claim Notice    65
6.6    Defense and Settlement of Third-Party Claims    65
6.7    Payment of Claims    66
6.8    Tax Consequences of Indemnification Payments    66
6.9    Exclusive Remedy    66
6.10    Appointment of Securityholder Representative    67
ARTICLE 7 TAX MATTERS    68
7.1    Tax Returns    68
7.2    Tax Contests    68
7.3    Cooperation    69
7.4    Straddle Period    69
7.5    Transfer Taxes    69
7.6    Post-Closing Tax Actions    69
ARTICLE 8 MISCELLANEOUS    70
8.1    Governing Law; Jurisdiction; Venue    70
8.2    Assignment    70
8.3    Severability    70
8.4    Counterparts    71
8.5    Other Remedies    71
8.6    Amendments and Waivers    71

8.7    Expenses    71
8.8    Notices    71
8.9    WAIVER OF JURY TRIAL    73
8.10    Interpretation; Rules of Construction    73
8.11    Agreement Binding on the Parties; Third-Party Beneficiary Rights    73
8.12    Public Announcement    74
8.13    Confidentiality    74
8.14    Entire Agreement    74

TABLE OF ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES AND EXHIBITS
Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Stockholder Written Consent
Exhibit C    Form of Paying Agent Agreement
Exhibit D    Form of Letter of Transmittal
Exhibit E    Form of FIRPTA Certificate
Exhibit F    Form of Note Cancellation Agreement
Exhibit G    [***]

SCHEDULES
Schedule 1.1(a)    Major Stakeholders
Schedule 1.1(b)    Accounting Principles – Net Working Capital Calculation
Schedule 1.1(c)    Company Secured Notes
Schedule 1.1(d)    Company Unsecured Notes
Schedule 2.6(b)    Future Payment Allocation Waterfall
Schedule 8.2(g)    Special Indemnity Matters

ACTIVE/132546496.15

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 19, 2024 (the “Agreement Date”), by and among OraSure Technologies, Inc., a Delaware corporation (“Parent”), Project Watson Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Sherlock Biosciences, Inc., a Delaware corporation (the “Company”), and Mr. Paul Meister, solely in its capacity as representative of the securityholders of the Company for certain purposes described in this Agreement (the “Securityholder Representative”). Unless the context otherwise requires, references herein to the “parties” means Parent, Merger Sub, the Company and the Securityholder Representative. Certain capitalized terms used herein have the meanings set forth in Article 1 or elsewhere in this Agreement as identified in Article 1.
Recitals
A.    The parties intend to effect a business combination through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).
B.    The boards of directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have unanimously approved and declared advisable the Merger on the terms and subject to the conditions set forth in this Agreement, and the board of directors of the Company has unanimously recommended the adoption of this Agreement by the stockholders of the Company.
C.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons identified on Schedule 1.1(a) (the “Major Stakeholders”) are executing and delivering to Parent joinder agreements in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”).
D.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, (i) the Company’s stockholders sufficient to deliver the Stockholder Approval, including all Major Stakeholders, are delivering to the Company a duly executed irrevocable written consent in the form attached hereto as Exhibit B (the “Written Consent”) which written consent (x) is conditioned upon, and shall become effective immediately following, the execution and delivery of this Agreement and, (y) when effective, shall constitute, collectively, the receipt of Stockholder Approval.
Agreement
Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
Article 1
DEFINITIONS
1.1Certain Definitions. For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Accounting Principles” means GAAP, and to the extent consistent therewith, the accounting principles and policies as adjusted on Schedule 1.1(b).
“Action” means any action, order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, inquiry, dispute, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. References herein to Affiliates of Parent shall be deemed to include the Surviving Corporation and its Subsidiaries following the Effective Time.
“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.
“Balance Sheet Date” means November 30, 2024.
“Base Consideration Value” means an amount equal to Five Million Dollars ($5,000,000).
“Books and Records” means all files, documents, instruments, papers, books and records relating to the Company and its Subsidiaries, the business, operations or condition of the Company and its Subsidiaries, or each of the Company’s and its Subsidiaries’ respective properties and assets, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and books, share transfer ledgers, Contracts, licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans, and environmental studies and plans.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated in connection therewith, any rulings or orders issued by any applicable Governmental Authority (including, without limitation, the Small Business Administration) thereunder, or the application or official interpretation of any of the foregoing.
“Cash” means, as of a given time, the aggregate amount of all cash and cash equivalents required or permitted to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, including cash, checks and wires received by the Company, its Subsidiaries or its banks prior to such date, whether or not cleared and less any checks written by, or wires issued by or on behalf of, the Company or its Subsidiaries prior to such date but not yet cleared, but excluding all restricted cash, including security deposits, cash held pursuant to escrow arrangements, collateral for letters of credit, bonds and similar arrangements and the cash payable as Taxes to repatriate any cash held in any jurisdiction outside the United States.

“CE Certificate” means the certification that a product meets all relevant European Union medical device or in vitro diagnostic medical device (IVD) regulations and guidance, including Regulation (EU) 2017/745, Regulation (EU) 2017/746 and guidance from the Medical Device Coordination Group, and is a legal requirement to place a device on the market in the European Union.
“Change of Control Payment” means (i) any payment, benefit or other obligation triggered by or that becomes due as a result of the Merger or the other transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise, or the passage of time), whether due prior to, at or after the Closing (whether or not subject to vesting or other conditions), arising out of any management, incentive or phantom equity, employment, retention, bonus, change in control, paid time-off, severance, or other similar arrangement with any current or former director, officer, employee, independent contractor or any other service provider of the Company or any of its Subsidiaries (including any separation payment, contractual or otherwise, or statutory severance payments or payments in lieu of notice, including but not limited to payments in lieu of notice required under the federal WARN Act and state equivalents) and (ii) the employer portion of any payroll, employment, or similar Tax related to any of the foregoing.
“Charter Documents” means, with respect to an entity, the (i) articles of association, certificate of association, certificate of incorporation, certificate of formation, articles of organization, or certificate of limited partnership, (ii) bylaws, limited liability company agreement, or limited partnership agreement, and (ii) other equivalent or similar organizational documents.
“Choate Transaction Expenses” means all amounts due and payable to Choate, Hall & Stewart LLP incurred by the Company in connection with the transactions contemplated by this Agreement; provided, however, in no event shall such amount exceed $[***] unless consented to in writing by Parent.
“Claim” means a claim for indemnification, compensation or reimbursement for Losses under Article 6.
“Closing Cash” means the total amount of the Cash of the Company and its Subsidiaries as of the Measurement Time (as reduced by any Cash used after the Measurement Time and before the Effective Time to pay off any Indebtedness or Transaction Expenses or to make any dividends or other payments to Company Securityholders, their respective Affiliates or any other Person other than in the Ordinary Course of Business).
“Closing Indebtedness” means the total amount of the Indebtedness of the Company and its Subsidiaries as of the Measurement Time.
“Closing Net Working Capital” means, as of the Measurement Time, (i) the consolidated current assets of the Company and its Subsidiaries, excluding all Tax assets, less (ii) the consolidated current liabilities of the Company and its Subsidiaries, excluding any Tax liabilities and any items included in the calculation of Closing Indebtedness or Unpaid Transaction Expenses, in each case determined in accordance with the Accounting Principles. An illustrative example of the calculation of the Closing Net Working Capital calculated as of November 30, 2024 using the Accounting Principles set forth on Schedule 1.1(b) attached hereto.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Ancillary Agreement” means each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date that is included in the Company Financial Statements.
“Company Business” means the business of the Company and its Subsidiaries as presently conducted and as proposed by the Company and its Subsidiaries to be conducted, including the design, development, manufacturing, distribution, sale, marketing, licensing, supply, and provision of any of the Company Offerings.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the Company’s common stock, $0.0001 par value per share.
“Company Data” means all data, meta-data, or information (i) transmitted to the Company or any of its Subsidiaries by users or customers of any products of the Company or any of its Subsidiaries or Company Web Site, or (ii) contained in any IT Systems or other databases of the Company (including any and all Proprietary Information, User Data, listings and other content displayed or distributed on or through any Company Offering or Company Software) and all other information, data and compilations thereof used by, or necessary to the business of, the Company or any of its Subsidiaries.
“Company Disclosure Schedule” means the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the parties’ execution of this Agreement.
“Company Employee Plan” means each: (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries). In the case of a Company Employee Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Employee Plan shall include a reference to such trust, organization or other vehicle.
“Company Financial Statements” means (i) the unaudited consolidated balance sheets of the Company for the eleven-month period ended November 30, 2024, (ii) the unaudited consolidated statements of operations, stockholders’ equity (deficit) and cash flows of the Company for the eleven-month period ended November 30, 2024, (iii) the audited consolidated balance sheets of the Company dated as of December 31, 2022 and December 31, 2023 and (iv) the audited consolidated statements of operations, stockholders’ equity (deficit) and cash flows of the Company for the years ended December 31, 2022 and December 31, 2023.

“Company Intellectual Property Right” means any Intellectual Property Right that is owned, purported to be owned, used, held for use, or practiced by, or exclusively licensed to, the Company or any of its Subsidiaries, including any Intellectual Property Right incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company or any of its Subsidiaries to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Offering or Company Data.
“Company Legal Expenses” means all amounts due and payable to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP incurred by the Company in connection with the transactions contemplated by this Agreement; provided, however, in no event shall such amount exceed $[***] unless consented to in writing by Parent.
“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 (whether or not so listed).
“Company Note Holder” means the holder of a Company Note.
“Company Notes” means, collectively, (i) the Company Unsecured Notes, and (ii) the Company Secured Notes.
“Company Note Payout Amount” means, in respect of each Company Note, as applicable, the Company Secured Note Payout Amount or the Company Unsecured Note Payout Amount.
“Company Offering” means any medical, exercise, diagnostic or therapeutics device or equipment or other product that the Company or any of its Subsidiaries is currently or at any time has been manufacturing, distributing, marketing or selling and any products currently under development by the Company or its Subsidiaries.
“Company Option” means an option to purchase Company Common Stock issued pursuant to the Company Stock Plan.
“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock and Company Series B Preferred Stock.
“Company Secured Notes” means each secured convertible promissory note of the Company that is issued and outstanding as of the Agreement Date, as amended, in such principal amount (together with all accrued but unpaid interest as of the Agreement Date), as set forth on Schedule 1.1(c) attached hereto.
“Company Secured Note Payout Amount” means, for each Company Secured Note, an amount equal to (i) the principal amount (together with all accrued but unpaid interest as of the Agreement Date), as set forth on Schedule 1.1(c) attached hereto, multiplied by (ii) [***]. For the avoidance of doubt, the Company Secured Note Payout Amount for each Company Secured Note is set forth on Schedule 1.1(c)
“Company Securities” means (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, including the Company Notes, and (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

“Company Securityholders” means each holder of Company Securities, including each Company Note Holder and each Company Stockholder.
“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.0001 par value per share.
“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, $0.0001 par value per share.
“Company Software” means all Software owned by or developed by or for the Company or any of its Subsidiaries.
“Company Stock Plan” means the 2018 Stock Plan of the Company, as amended from time to time.
“Company Stockholder” means any holder of shares of Company Capital Stock.
“Company Technology” means any and all Technology owned, used, exclusively licensed to, held for use or practiced by the Company or any of its Subsidiaries, including any Technology incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company or any of its Subsidiaries to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Offering.
“Company Unsecured Notes” means each unsecured convertible promissory note of the Company that is issued and outstanding as of the Agreement Date, as amended, in such principal amount (together with all accrued but unpaid interest as of the Agreement Date), as set forth on Schedule 1.1(d) attached hereto.
“Company Unsecured Note Payout Amount” means, for each Company Unsecured Note, an amount equal to (i) the principal amount (together with all accrued but unpaid interest as of the Agreement Date), as set forth on Schedule 1.1(d) attached hereto, multiplied by (ii) three (3). For the avoidance of doubt, the Company Unsecured Note Payout Amount for each Company Unsecured Note is set forth on Schedule 1.1(d).
“Company Web Site” means any public or private web site or online service owned, maintained, or operated at any time by or on behalf of the Company or any of its Subsidiaries, including the web site at www.alterg.com and any online service made available by the Company or any of its Subsidiaries.
“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, by and between Parent and the Company, dated as of [***].
“Contingent Consideration” means, collectively, the First Milestone Payment, the Second Milestone Payment and each Royalty Payment, if any, that becomes due and payable pursuant to the terms of this Agreement.
“Contract” means any contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders), whether written or oral.

“Copyleft License” means any license of Technology or Intellectual Property Rights that provides, as a condition to the use, modification, or distribution of such licensed Technology or Intellectual Property Rights, that such licensed Technology or Intellectual Property Rights or any other Technology or Intellectual Property Rights that are incorporated into, derived from, based on, linked to, or used or distributed or made available with such licensed Intellectual Property Rights or Technology, be licensed, distributed, or otherwise made available (i) in a form other than binary or object code (e.g., in source code form), (ii) under terms that permit or require redistribution, reverse engineering or creation of derivative works or other modification or (iii) without a license fee. “Copyleft License” includes the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and any Creative Commons “sharealike” license.
“Copyright” means any copyright, mask work right, exclusive exploitation right, or similar or equivalent right with respect to Works of Authorship and Mask Works and any registration of the foregoing or application for the foregoing (including any moral or economic right, however denominated).
“COVID-19” means SARS-CoV-2 or COVID-19 (novel coronavirus), and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, shut down, closure, sequester or any other Law or Order by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, CARES Act.
“Credentials” means any logins, passwords, IDs, user IDs, account IDs, tokens, entitlements, certificates, authorization codes or any other assigned data or code for access to or use of any Third-Party Platform.
“CT/NG Test” means the Company’s In Vitro Diagnostic (IVD) test that is the subject of the PROMISE Study.
“Disregarded Shares” means (i) the Cancelled Shares and (ii) the Dissenting Shares.
“Dissenting Share” means any share of Company Capital Stock (other than Cancelled Shares) that is issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been perfected in accordance with Section 262 of the DGCL in connection with the Merger.
“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, exclusive license or covenant, option to obtain an exclusive license or covenant, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any legally permissible income or proceeds derived from any asset, any restriction on the legally permissible use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means, with respect to any Contract, limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies.

“Environmental Law” means any Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to any emission, discharge, release or threatened release of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
“Equity-Related Agreement” means any stockholder agreement, investors’ rights agreement, voting agreement, voting trust, preemptive right, right of first offer, right of first refusal and co-sale agreement, right of first negotiation, right to notice of the Merger, management rights agreement, and any other similar Contract to which the Company is a party or by which it is bound, relating to, affecting, or restricting the transfer of, voting of, registration of, giving of notice or consent with respect to, or dividend right of, any Company Security.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.
“FDA Approval” means the receipt of Regulatory Approval from the FDA for the CT/NG Test pursuant to the submission of applications described in clause (i), (ii) or (iv) in the definition of Regulatory Filings.
“First Milestone Payment” means $15,000,000.
“Foreign Government Official” means any officer or employee of a Governmental Authority or an Affiliate thereof (including any sovereign wealth fund) or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or an Affiliate thereof, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.
“Fraud” means actual and intentional common law fraud under the Laws of the State of Delaware (and not any fraud premised on recklessness or negligence).
“Fundamental Representation Claim” means any Claim under Section 6.2(a) with respect to any of the Fundamental Representations, other than any such Claim involving Fraud.
“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.3 (Power, Authorization and Validity), 3.4 (Capitalization of the Company), 3.5(a) (No Conflict; Required Consents), 3.7 (Taxes), 3.13 (Intellectual Property) and 3.26 (Brokers’ Fees).
“Future Payments” means, if and to the extent required to be paid pursuant to this Agreement, (i) the payment of any Contingent Consideration pursuant to Section 2.12; and (ii) the payment of any Royalty Payments pursuant to Section 2.12.
“GAAP” means United States generally accepted accounting principles as in effect for the applicable period or date.

“General Representation Claim” means any Claim under Section 6.2(a) or under Section 6.3(a), in each case with respect to any of the General Representations, other than any such Claim involving Fraud.
“General Representations” means the representations and warranties of the Company set forth in Article 3, other than Fundamental Representations.
“Governmental Authority” means any (i) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (ii) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government or (iv) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, unit, body, subdivision, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Privacy Laws).
“Healthcare Laws” means all applicable Laws to which the Company and its Subsidiaries are subject (i) relating to healthcare, healthcare providers and facilities, participation in federal health care programs, the practice of medicine, institutional and professional licensure, medical documentation and physician orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, corporate practice of medicine, claims processing, medical necessity, medical information privacy and security, patient confidentiality and informed consent, hiring of employees or health care providers or acquisition of services from Persons excluded from participation in federal health care programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of healthcare services, or the enforceability of restrictive covenants on health care providers; or (ii) governing or relating to the design, manufacturing, testing, distribution, sale, marketing, advertising, ordering or referring of, or the billing, coding or payment for medical devices, biological products, human cells, tissues, and cellular or tissue-based products (“HCT/Ps”), or other products or services pertaining to health care. Healthcare Laws includes, but is not limited to, the FDCA, the Medical Devices Regulation, the Medical Devices Directive, the In Vitro Diagnostic Regulation, the In Vitro Diagnostic Directive, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), TRICARE (10 U.S.C. § 1071 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), state anti-kickback statutes, the federal self-referral law (42 U.S.C. § 1395nn), state self-referral laws, criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the No Surprises Act (Title XXVII of the Public Health Service Act), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Prescription Drug Marketing Act of 1987, the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Comprehensive Drug Abuse Prevention and Control Act of 1970 and any amendments thereto, the Controlled Substances Act and any amendments thereto, Pricing Reporting Laws, all regulations or guidance promulgated pursuant to such Laws and any comparable non-U.S. Law, and any other similar federal, state or non-U.S. Law that regulates the provision of healthcare or the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing or marketing of biological products, HCT/Ps, or medical devices, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks).
“Indebtedness” means, without duplication, (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company or any of its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred obligations of the Company or any of its Subsidiaries for the payment of the purchase price of property or assets purchased (including any other “earn outs” or contingent payments or “seller notes” related to business acquisitions), (iii) all obligations of the Company or any of its Subsidiaries to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding reimbursement obligations of the Company or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities, (v) all obligations of the Company or any of its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company or any of its Subsidiaries, (vii) unpaid and accrued Pre-Closing Taxes; provided that the sum of such amounts shall be calculated taking into account Tax assets that are deductible in a Pre-Closing Tax Period at a “more likely than not” or higher level of comfort (including deductions arising by virtue of the transactions contemplated by this Agreement) and any estimated payments and overpayments of Taxes to the extent such estimated payments or overpayments may be utilized to reduce such unpaid Taxes and shall be without duplication of any amounts included in Transaction Expenses or Closing Net Working Capital, (viii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on payment or prepayment (regardless if any of such are actually paid), as a result of the consummation of the Merger or any of the other transactions contemplated hereby or in connection with any consent of any counterparty with respect to any such Indebtedness, (ix) all defined benefit or defined contribution pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance, vacation or “paid time off” (PTO) liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation Liabilities of the Company or any of its Subsidiaries, together, in each case, with any associated employer payroll taxes (x) any obligations or Liabilities existing as of the Closing Date (whether payable to any current or former Related Party of the Company or any of its Subsidiaries or any third party, pursuant to a contract or otherwise, but shall be without duplication of any amounts included in Transaction Expenses or Net Working Capital); (xi) any deferred revenue; and (xii) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any of its Subsidiaries in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (xi) appertaining to third parties.
“Indemnified Parties” means the Parent Indemnified Parties or Stockholder Indemnified Parties, as applicable.
“Indemnifying Securityholders” means each of the Company Note Holders.
“Initial Merger Consideration” means an amount in cash that is equal to (i) the Base Consideration Value, plus (ii) Company Legal Expenses, plus (iii) the Tail Policy Costs.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion or similar covenant, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.
“Intellectual Property Right” means any right in Technology and/or industrial property (anywhere in the world, whether statutory, common law or otherwise) including any (i) Patent, (ii) Copyright, (iii) Software, including any right with respect to Software along with registration of such right or any application to register such right, (iv) industrial design right or registration of such right and any application to register such right, (v) any Mark, and any right with respect to such Mark, registration for any Mark, and any application to register any Mark, along with all goodwill associated with each of the foregoing, (vi) any Domain Name, including any right with respect to such Domain Name and registration for any Domain Name, along with all goodwill associated with each of the foregoing, (vii) any Proprietary Information, including any right to such Proprietary Information along with any right to limit the use or disclosure of Proprietary Information by any Person, (viii) any Database, including any right with respect to any Database along with registration of such right and any application to register such right, (ix) right of publicity and personality, including any right with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (x) moral right, (xi) renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and (xii) any right equivalent or similar to any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“IT System” means any information technology and computer or software system (including Software, information technology and telecommunication hardware, hardware, middleware network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, used in, held for use, or necessary to the conduct of the Company Business.
“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge or deemed knowledge, as determined pursuant to this definition, of a particular fact, circumstance, event or other matter in question of any of [***] which such persons will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such person should reasonably be expected to have knowledge of the fact, circumstance, event or other matter after conducting reasonable inquiry by such person of the Company’s books and records in their control or possession and their respective direct reports (excluding, for the avoidance of doubt, external legal counsel).
“Law” means any foreign, federal, state, local or municipal law, statute, ordinance, directive, edict, regulation, standard, or rule, any order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, treaty, convention or other agreement between states, or between states and supranational bodies, rule of common law, customary law and equity and any civil or other code.
“Lease Termination Agreement” means [***] as landlord.
“Liability” means any debt, duty, Tax, obligation or liability of any kind or nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, Tax, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability, Tax or obligation is immediately due and payable.
“Losses” means any and all deficiencies, judgments, settlements, assessments, Liabilities, losses, damages, interest, fines, penalties, costs, Taxes, and expenses of any kind or nature, including lost profits, diminution in value, “multiple of profits” or “multiple of cash flow,” reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking and enforcing rights to indemnification, compensation and reimbursement hereunder.
“Mark” means any trademark, service mark, logo and design mark, trade dress, trade name, fictitious or other business name, and brand name, together with all goodwill, registrations and applications associated with any of the foregoing.
“Material Adverse Effect” when used in connection with an entity means any effect, event, change, fact, occurrence, circumstance or development, that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on (i) the prospects, condition (financial or otherwise), results of operations, assets, liabilities, or Company Business, taken as a whole, or (ii) the ability of the Company to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that solely in the case of clause (i), “Material Adverse Effect” shall not include any effect, event, change, fact, occurrence, circumstance or development, to the extent resulting from or attributable to: (a) general economic, business, financial, market or political conditions; (b) conditions generally affecting the industries or industry sectors in which the Company operates; (c) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (e) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (f) any natural or man-made disasters, epidemics and pandemics or acts of God, including, but not limited to, COVID-19; or (g) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent or Merger Sub, in each case, after the date hereof, except in the case of the foregoing clauses (a) through (f), to the extent such effect, event, change, fact, occurrence, change, circumstance or development has had or would be reasonably expected to have, individually or in the aggregate, a disproportionate impact on the Company compared to other participants engaged in the industry in which the Company operates.
“Materials of Environmental Concern” means any chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product or any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.
“Measurement Time” means 12:01 a.m. local time in New York, New York on the Closing Date.
“Merger Sub Ancillary Agreements” means each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.
“Merger Sub Common Stock” means the common stock, $0.0001 par value per share, of Merger Sub.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Sales” means, following Regulatory Approval of the CT/NG Test in such country, jurisdiction or market in the Territory, the aggregate gross amount invoiced by Parent or its Affiliates, including to its agents and distributors, for the sale of the CT/NG Test in the Territory on the basis of such Regulatory Approval, less the following discounts [***].
“Net Working Capital Deficit” means the amount by which the Target Net Working Capital exceeds the Closing Net Working Capital (reflected as a positive number), as determined by Parent following the Closing.
“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by a Governmental Authority.
“Ordinary Course of Business” means a course of business that is in the ordinary course of the business of the Company and its Subsidiaries and consistent with its past practices, including with respect to frequency and amounts.
“Parent Ancillary Agreements” means each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.
“Patent” means any patent or patent application, industrial designs and design patent rights, utility model or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement, including any nonprovisionals, substitutions, continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, supplementary protection certificates, reexaminations, substitutes, term extensions, certificates of invention and extensions of any of the foregoing and the equivalents of any of the foregoing.
“[***] Milestone” means [***] on or before December 31, 2026 [***].
“Per Note Initial Merger Consideration” means the portion of the Initial Merger Consideration payable at the Closing in respect of the applicable Company Note, as in effect at the Closing, and as set forth on the Initial Payment Allocation Schedule.
“Per Note Future Payment” means the portion of each Future Payment, if any, payable in respect of the applicable Company Note, as set forth on the applicable Future Payment Allocation Schedule.
“Per Share Future Payment” means the portion of each Future Payment, if any, payable in respect of the applicable share of Company Capital Stock, in accordance with the liquidation waterfall set forth in the Company’s Amended and Restated Certificate of Incorporation, as in effect at the Closing, and as set forth on the applicable Future Payment Allocation Schedule.
“Permitted Encumbrance” means (i) any statutory lien for Taxes (a) not yet due or delinquent or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; provided that in the case of clause (b), adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements; (ii) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements; (iii) any pledge, deposit or other lien securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); and (iv) with respect to any real property leased by the Company or any of its Subsidiaries (a) any Encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any Encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing Encumbrances or encroachments described in clause (iv) could, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Company Business.
“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.
“Personal Information” means, in addition to all information defined or described by the Company or its Subsidiaries as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s or its Subsidiaries’ privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual consumer or device, including: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual, and (iii) any Internet Protocol address or other persistent identifier, in each case collected by or on behalf of, or controlled by, the Company or its Subsidiaries. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company Offering, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“PHI” means “protected health information” as defined in 45 C.F.R. § 160.103.
“PMA” means (a) in the U.S., a premarket approval application (including any supplement thereto) made to the FDA for a medical device in accordance with section 515 of the FDCA and the applicable regulations including 21 C.F.R. Part 814, or (b) any analogous application to those set forth in the foregoing clause (a) that is filed with the relevant Governmental Authority in a country or region, including any supplemental applications including any supplemental applications thereto.
“Pre-Closing Taxes” means (i) any Tax imposed on the Company or any of its Subsidiaries in respect of any Pre-Closing Tax Period, (determined, with respect to any Straddle Period, in accordance with Section 9.4), (ii) any Tax of any Company Securityholder or any of its Affiliates for which any of the Company, any of its Subsidiaries or any Indemnified Party is or may be liable, whether by reason of any requirement to withhold or otherwise, and incurred in connection with the Merger or this Agreement, (iii) any Tax for which the Company or any of its Subsidiaries is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of the Company or any of its Subsidiaries being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period, (iv) any Tax of another Person for which the Company or any of its Subsidiaries is held liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify, compensate or reimburse any such Person, by Contract or otherwise, (v) any Taxes due with respect to income that was, or would be, recognized in a Pre-Closing Tax Period under Sections 951, 951A or 952 of the Code under a “closing of the books” if the Closing Date were the last day of the taxable year for the Company or such Subsidiary, (vi) any deferred payments to be made in future taxable periods pursuant to Section 965(h) of the Code as though such amounts were due as of the Closing Date, (vii) any Tax incurred as a result of the transactions contemplated by this Agreement, including the employer portion of any payroll or employment Taxes with respect to any payments arising as a result of the transactions contemplated by this Agreement and (viii) any Transfer Taxes for which the Company Stockholders are liable pursuant to Section 7.5; provided, that, Pre-Closing Taxes shall be without duplication of any amounts included in Transaction Expenses, Closing Net Working Capital or otherwise included in the calculation of Total Merger Consideration.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.
“Pricing Reporting Laws” means, collectively, the applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), the Medicare Part D Coverage Gap Discount Program, or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, or any equivalent non-U.S. Laws, rules or regulations by a comparable foreign Governmental Authority.
“Privacy Law” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data and any such Law governing breach notification, any penalties and compliance with any order, including the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Video Privacy Protection Act, the Communications Decency Act, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, the Payment Card Industry – Data Security Standards or other requirements of the payment card brands, HIPAA, and the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “GDPR”), EU Directive 2002/58/EC and any laws or regulations implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time) and any analogous legislation in any jurisdiction in which the Company carries on its business and / or from which the Company and its Subsidiaries collects Personal Information, as well as applicable industry standards.
“PROMISE Study” means the Company’s clinical study to evaluate the performance of its Chlamydia Trachomatis and Neisseria Gonorrhoeae (CT/NG) over-the-counter disposable molecular test to enable a submission for a De Novo 510(k).

“Pro Rata Share” means, as to each Indemnifying Securityholder, the quotient (expressed as a percentage) obtained by dividing (i) the amount of Total Merger Consideration actually received by such Indemnifying Securityholder pursuant to this Agreement as of the applicable time of distribution by (ii) the aggregate amount of the Total Merger Consideration actually received by all Indemnifying Securityholders pursuant to this Agreement. The aggregate Pro Rata Shares of all Indemnifying Securityholders shall equal 100%.
“Proprietary Information” means any information or material not generally known to the public, including any trade secret, know-how or other confidential and proprietary information.
“Registered Company Intellectual Property Right” means (i) any issued Patent, Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, purported to be owned, filed or applied for by or on behalf of the Company or any of its Subsidiaries, and (ii) any other application, registration, recording and filing filed by or on behalf of the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries) with respect to any Company Intellectual Property Right.
“Regulatory Approval” means all authorizations, registrations, approvals or clearances with or by the appropriate Regulatory Authorities which are required for the use of a product in any country or regulatory jurisdiction, including obtaining approval or clearance pursuant to any Regulatory Filings, as well as the marketing, promotion and sale of such product.
“Regulatory Filings” means (i) a de novo classification request made to the FDA pursuant to Section 513(f)(2) of the FDCA, (ii) a 510(k) premarket notification made to the FDA pursuant to 21 C.F.R. Part 807, Subpart E, (iii) an investigational device exemption for a medical device as described in 21 C.F.R. Part 812, (iv) a PMA, (v) a conformity assessment to obtain a CE Certificate, (vi) conformity assessment to obtain a UKCA Certificate, or (vii) any analogous applications or equivalent filings in any country or regulatory jurisdiction other than the U.S., or any additional filings with any Governmental Authority relating to a Regulatory Approval of a product.
“Related Party” means (i) any Affiliate of the Company or any of its Subsidiaries, or any director, executive officer, general partner or managing member of such Affiliate, (ii) any officer or director of the Company or any of its Subsidiaries, (iii) any Immediate Family member of a Person described in clause (b), or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, any outstanding Company Securities.
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) and other representatives.
“Royalty Term” means the period beginning as of the Closing Date and ending on December 31, 2034.
“Second Milestone Payment” means $5,000,000.
“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) Database, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.
“Special Matter” means (i) any Fundamental Representation Claim or (ii) any Claim under any of clauses (b) through (f) of Section 6.2.
“Stakeholder Claim” means any claim (i) asserted by any current, former or alleged holder of Company Securities or any Person who has any right or claim with respect to ownership of any Company Securities (whether against the Company, Parent, any Affiliate of the Company or Parent, or any officer, director, employee, agent or representative of any of the foregoing) (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby, (B) alleging any ownership of or interest in any Company Securities that is not specifically disclosed in the Closing Statement, (C) relating to any rights of a securityholder of the Company (or any Subsidiary of the Company), including any rights to Company Securities, anti-dilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Initial Merger Consideration or the Future Payments or application thereof are incorrect, (D) relating to any rights under the Charter Documents or any other Equity-Related Agreement, (E) that such Person’s securities were wrongfully issued, cancelled or repurchased by the Company, (F) relating to any actual or alleged breach of fiduciary duties, and (G) related to the Initial Payment Allocation Schedule or any Future Payment Allocation Schedule; or (ii) any current or former officer, director or employee for indemnification or advancement of expenses in respect of claims made against them arising out of or in connection with their employment with or service to the Company or any of its Subsidiaries on or prior to the Effective Time, whether or not asserted prior to the Effective Time or (B) relating the exercise by any Company Stockholder of appraisal rights or dissenters’ rights under applicable Law, including any payment made with respect to any Dissenting Share to the extent that such payment exceeds the value of the amount that otherwise would have been payable pursuant to Section 2.4 for such Dissenting Share.
“Stockholder Approval” means the affirmative vote of (i) the holders of a majority of all outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted basis), voting together as a single class, (ii) the holders of a majority of all outstanding shares of Company Preferred Stock (including any Company Common Stock issued upon conversion of shares of Company Preferred Stock), voting together as a single class, (iii) the holders of a majority of all outstanding shares of Company Series A Preferred Stock, voting as a single class, and (iv) the holders of a majority of all outstanding shares of Company Series B Preferred Stock, voting as a single class.
“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or a majority of the profit interests in such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Tail Policy Costs” means all amounts due and payable to [***] in connection with the binding of the Tail Policy.
“Target Net Working Capital” means $[***].
“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise.
“Tax Authority” means any Governmental Authority or political subdivision thereof having jurisdiction over the reporting, withholding, assessment, determination, collection or other imposition in respect of Taxes.
“Tax Return” means any return, amended return, election declaration, report, voluntary disclosure, claim for refund, information return or statement filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means any: (i) technology, formulae, algorithm, procedure, process, method, technique, idea, know-how, creations, inventions, discoveries and improvement (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (iii) customer list, customer contact and registration information, customer correspondence and customer purchasing history; (iv) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (v) Software, website, content, image, logo, graphic, text, photographs, artwork, audiovisual works, sound recording, graph, drawing, reports, analysis, writing, of any other work of authorship and copyrightable subject matter (“Work of Authorship”); (vi) database or other compilation or collection of data or information (“Database”); (vii) mask work, layout, topography or other design feature with respect to any integrated circuit (“Mask Work”); (viii) Mark; (ix) domain name, uniform resource locator or other name or locator associated with the Internet (“Domain Name”) or social media identifier; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.
“Territory” means worldwide.
“Third-Party Platform” means any other Person’s device, platform, server, application, operating system, website, networked physical object (including Internet of Things (IoT)), software as a service, platform as a service, infrastructure as a service, cloud service or similar service.

“Total Merger Consideration” means the Initial Merger Consideration and all Future Payments that actually become payable pursuant to this Agreement.
“Transaction Expense” means any cost or expense of any kind or nature incurred by, paid by, or to be paid by, the Company or any of its Subsidiaries in connection with the Merger and this Agreement and the transactions contemplated by this Agreement, as well as any related sale or financing process, including, without duplication, (i) any fee or expense of any investment banker, financial advisor, legal counsel, accountant or other professional advisor, (ii) any Change of Control Payment, (iii) the employer portion of any employment, payroll or similar Tax based on any compensation payments made pursuant to this Agreement (excluding, for the avoidance of doubt, any such Taxes related to any other compensatory payments for services performed after the Closing or any compensatory payments that vest after the Closing Date in connection with the Merger)), (iv) any liabilities incurred in connection with the termination of agreements between or among the Company or any of its Subsidiaries and a Related Party, (v) the Choate Transaction Expenses, (vi) the Tail Policy Costs and (vii) the Paying Agent’s fees in connection with the transactions contemplated by this Agreement.
Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“UKCA Certificate” means the certification that a product meets all relevant United Kingdom medical device or IVD regulations and guidance, including the Medical Devices Regulations 2002 (SI 2002 No 618, as amended) and guidance MEDDEVs, and is a legal requirement to place a device on the market in the United Kingdom.
“Unpaid Transaction Expenses” means all Transaction Expenses, in each case whether due prior to, on or after the Closing, that are unpaid as of the Measurement Time.
“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or any of its Subsidiaries from any user of any website or any Company Offering or Company Software.
“[***] Milestone” means [***] on or before December 31, 2026 [***].
“VAT” means any ad valorem, value added, goods and services or similar Tax.
“Virtual Data Room” means the electronic data site maintained by the Company in connection with the Merger with Sherlock Fileshare.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and all state and local statutory equivalents.
1.2Other Definitions. Other capitalized terms used in the Agreement and not defined in this Annex A shall have the meanings assigned to such terms in this Agreement in the sections referenced below.

Defined Term	Section
Agreement	Preamble
Agreement Date	Preamble
Basket	6.4(a)
Board Approval	3.3(c)

Bribery Act	3.22(a)
Cancelled Shares	2.4(b)
Certificate of Merger	2.2
Certificates	2.6(d)(i)
Claim Notice	6.5
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Employee Plan	3.16(n)
Company Service Providers	3.14(b)
Contingent Workers	3.16(a)
DGCL	Recitals
Effective Time	2.2
Exchange Agent	2.6(a)
Expiration Date	6.1
FCPA	3.22(a)
FDCA	3.24(a)
General Representation Cap	6.4(b)
Governmental Permits	3.15(b)
Inbound License	3.11(a)(iii)
Information Security Reviews	3.14(l)
Information Statement	5.1(a)
Insurance Policies	3.18
Invention Assignment Agreement	3.13(m)
Joinder Agreement	Recitals
Letter of Transmittal	2.6(d)(i)
Licensed IP	3.13(c)
Major Stakeholders	Recitals
Merger	Recitals
Merger Sub	Recitals
Non-Core Company Offering	0
Owned Company IP	3.13(c)
Parent	Preamble
Parent Prepared Return	7.1
Payment Condition	2.6(d)(i)
PIIAA	Recitals
[***]	5.9(e)
Privacy Requirements	3.14(b)
Securityholder Representative	Preamble
Significant Supplier	3.20
Standard EULAs	3.11(a)(iii)
Standard Form Agreements	3.13(h)
Stockholder Approval	3.3(d)
Surviving Corporation	Recitals
Tail Policy	5.6

Takeover Statute	3.3(e)
Tax Contest	7.2
Terminated Agreements	5.7
Third-Party Claim	6.6
Trade Approvals	3.23(a)
Trade Laws	3.23(a)
Transfer Taxes	7.5
Union	3.16(d)
Unused Product Assets	5.8
Unused Product Asset Determination	5.8
Written Consent	Recitals

Article 2
THE MERGER
2.1The Closing. The closing of the Merger (the “Closing”) shall take place through the electronic exchange of documentation on the date hereof immediately following the Effective Time. The date on which the Closing occurs is referred to herein as the “Closing Date.”
2.2The Merger. On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DGCL. The time of such filing and acceptance by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time.” At the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.
2.3Charter Documents; Directors and Officers. Unless otherwise agreed in writing by Parent and the Company prior to the Effective Time:
(a)at the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and the bylaws of Merger Sub, respectively, (except that the name of the Surviving Corporation shall not be changed), as in effect immediately prior to the Effective Time; and
(b)the directors and officers, respectively, of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the directors and officers, respectively, of the Surviving Corporation, to hold office until their respective successors are duly appointed or elected and qualified, as applicable, or their earlier death, resignation or removal.
2.4Effect of the Merger on Company Securities and Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger, subject to the terms and conditions of this Agreement, and without any further action on the part of the parties, any Company Securityholder or any other Person:
(a)each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time;

(b)each share of Company Capital Stock held in the Company’s treasury or owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without consideration or conversion (the “Cancelled Shares”);
(c)subject to the terms and conditions of this Agreement and the applicable Note Cancellation Agreement, each Company Note that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to represent any rights other than the right of each Company Note Holder as of immediately prior to the Effective Time to receive, in respect of each Company Note held by such Company Note Holder, an amount in cash, without interest, equal to (i) the applicable Per Note Initial Merger Consideration payable in respect of such Company Note and (ii) in respect of each Future Payment to be made to the Indemnifying Securityholders (if, as and when payable in accordance with the terms of this Agreement), if any, the applicable Per Note Future Payment applicable to such Future Payment payable in respect of such Company Note; provided, however, that the amounts payable pursuant to this Section 2.4(c) in respect of any Company Note shall in no event exceed the applicable Company Note Payout Amount;
(d)subject to the terms and conditions of this Agreement, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and, other than Disregarded Shares, automatically converted into the right to receive an amount in cash, without interest in respect of each Future Payment to be made to the Company Stockholders (if, as and when payable in accordance with the terms of this Agreement), that is in excess of the maximum aggregate Company Note Payout Amount, if any, the applicable Per Share Future Payment applicable to such Future Payment payable in respect of such share of Company Capital Stock; and
(e)each Company Option shall be terminated, cancelled and extinguished without the payment of any consideration at the Effective Time or thereafter. Prior to the Effective Time, the Company and the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions and take such other actions as may be required or necessary to (i) provide for the treatment of Company Options as contemplated in this Section 2.4(e), (ii) provide that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver any shares of Capital Stock to any Person pursuant to any Company Options, and (iii) terminate the Company Stock Plan effective as of and contingent upon the Effective Time.
2.5[Intentionally Omitted].
2.6Allocation of Payments; Surrender of Certificates; Mechanics for Payment and Exchange.
(a)Initial Payment Allocation Schedule. Not less than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a schedule regarding the distribution of the Initial Merger Consideration to the holders of the Company Secured Notes (the “Initial Payment Allocation Schedule”). The Initial Payment Allocation Schedule shall also include a schedule of the Company Legal Expenses requested by Parent to be paid on the Closing Date, which schedule shall include the applicable payee thereof and the applicable wire instructions for such payment. Parent and the Paying Agent shall be permitted to rely, without further inquiry, on the Initial Payment Allocation Schedule (and any update thereof) in making payment of the Initial Merger Consideration to the Indemnifying Securityholders without any Liability to any Indemnifying Securityholder or purported Indemnifying Securityholder or other Person in connection therewith.
(b)Future Payment Allocation Schedules. In connection with the making of any Future Payment required by this Agreement (if, when and to the extent any such Future Payment becomes payable pursuant to the terms hereof), the Securityholders’ Representative shall prepare a schedule, substantially similar in form to the Initial Payment Allocation Schedule (the “Future Payment Allocation Schedule”), which sets forth the allocation of each Future Payment (including the Per Note Future Payment for each Company Note and/or the Per Share Future Payment for each applicable class and series of Company Capital Stock and the aggregate amount of such Future Payment allocable to each such Indemnifying Securityholder or Company Stockholder in respect of all Company Securities held by such Indemnifying Securityholder or Company Stockholder). The allocation of each such Future Payment set forth on such Future Payment Allocation Schedule shall be made in accordance with Schedule 2.6(b). The Securityholders’ Representative shall deliver to Parent each applicable Future Payment Allocation Schedule not less than three (3) Business Days prior to the scheduled release or payment of any such Future Payment pursuant to the terms of this Agreement. Parent and the Paying Agent shall be permitted to rely, without further inquiry, on the applicable Future Payment Allocation Schedule in making payment of any Future Payments without any Liability to any Indemnifying Securityholder or Company Stockholder or purported Indemnifying Securityholder or Company Stockholder or other Person in connection therewith.
(c)Distribution Procedures. The Initial Payment Allocation Schedule and any Future Payment Allocation Schedule shall provide that the Initial Merger Consideration and each Future Payment shall be distributed to the Paying Agent (for further distribution to the Indemnifying Securityholders and Company Stockholders) in the manner set forth in such Initial Payment Allocation Schedule or Future Payment Allocation Schedule and subject to and in accordance with the other provisions of this Article 2.
(d)Paying Agent Procedures.
(i)As promptly as reasonably practicable after the Effective Time and pursuant to the terms of that payments administration agreement substantially in the form of Exhibit C attached hereto (the “Paying Agent Agreement”), Parent shall deposit, or cause to be deposited, with Acquiom Financial LLC (the “Paying Agent”) for the benefit of the Company Note Holders the aggregate Per Note Initial Merger Consideration payable pursuant to Section 2.4(c) in respect of each Company Note, to be held by the Paying Agent in accordance with the terms of the Paying Agent Agreement.
(ii)Parent shall, or shall cause the Paying Agent to, deliver (which may be done electronically) prior to or as promptly as reasonably practicable following the Effective Time, (x) to each Company Stockholder a letter of transmittal substantially in the form of Exhibit D attached hereto (a “Letter of Transmittal”), and (y) to each Company Note Holder, a note cancellation agreement substantially in the form attached hereto as Exhibit F attached hereto (a “Note Cancellation Agreement” and together with the Letter of Transmittal, and such other customary tax documents as may reasonably be required by Parent or the Paying Agent the “Payment Documents”). Upon receipt by Parent or the Paying Agent, of the applicable Payment Documents, duly completed and validly executed in accordance with the instructions (together with all certificate or certificates that, as of immediately prior to the Effective Time, represented shares of Company Capital Stock (the “Certificates”)) (the “Payment Condition”), the record owner of such Company Capital Stock or Company Note, as applicable, shall be entitled to receive in exchange therefor the consideration provided for in this Article II. Parent shall have no obligation to deliver, or cause to be delivered, any such consideration to a particular Company Securityholder until such Person has satisfied the Payment Condition.
(iii)At the Effective Time, holders of shares of Company Capital Stock as of immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Surviving Corporation or Parent in accordance with this Section 2.6, such Certificate shall be canceled and shall be exchanged as provided in this Section 2.6. At the Effective Time, all Company Notes shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a Company Note shall cease to have any rights with respect thereto, except the rights set forth in this Article 2.
(iv)Any portion of the Total Merger Consideration that was deposited with the Paying Agent and remains undistributed to Indemnifying Securityholders after one year shall be delivered to Parent upon demand, and Indemnifying Securityholders who have not theretofore satisfied the Payment Condition shall thereafter (if Parent has made such demand) look only to

Parent for satisfaction of their claims for any portion of the Total Merger Consideration payable with respect to the Company Securities previously held by such Indemnifying Securityholder without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Indemnifying Securityholder for any portion of the Total Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Merger Consideration remaining undistributed to Indemnifying Securityholders immediately prior to such time as such portion of the Total Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Parent free and clear of all claims or interest of any Person previously entitled thereto.
2.7Other Closing Payments. Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of and for further distribution to the relevant Persons as set forth on the Initial Payment Allocation Schedule, an amount of cash equal to the sum of the Company Legal Expenses, and the Tail Policy Costs to be paid on the Closing Date in accordance with the Initial Payment Allocation Schedule. The Paying Agent shall distribute such amounts of the Company Legal Expenses and the Tail Policy Costs in accordance with the terms of the Paying Agent Agreement and in the manner set forth in the Initial Payment Allocation Schedule.
2.8Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration payable by Parent hereunder exceed the Total Merger Consideration.
2.9Dissenting Shares. If, in connection with the Merger, any holders of Company Capital Stock shall have demanded and perfected their appraisal rights in accordance with Section 262 of the DGCL, none of such Dissenting Shares shall be converted into a right to receive the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Sections 2.4(d), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL. In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 2.4(c) in respect of such shares as if such shares had never been Dissenting Shares, and Parent shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.6, following the satisfaction of the Payment Condition, the Merger Consideration to which such Company Stockholder would have been entitled under Section 2.4(d) with respect to such shares. The Company shall give Parent (a) prompt written notice (and in no event to be more than two (2) Business Days) of (i) any demand received by the Company for payment for Dissenting Shares in accordance with the DGCL, and (ii) the withdrawals of such demands and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for payment in connection with the exercise of appraisal rights.
2.10Tax Withholding. Each of Parent, the Surviving Corporation and the Paying Agent and their Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld and timely and properly paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made; provided, however, assuming compliance with Section 5.9(d), if any of Parent, the Surviving Corporation and the Paying Agent or any of their Affiliates determines it is obligated to deduct or withhold any amounts from any non-compensatory amounts payable or otherwise deliverable pursuant to this Agreement, such person shall (i) use commercially reasonable efforts to provide the applicable recipient with prior written notice of its intent to deduct and withhold (together with information setting forth the basis for such deduction or withholding), and (ii) the parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings and such payee shall have the opportunity to reduce or eliminate such withholding. With respect to any compensatory payments, Parent shall effectuate such withholding by paying the applicable amounts for which such withholding is required to the Surviving Corporation and causing the Surviving Corporation to withhold the applicable amounts through the Surviving Corporation’s payroll system.
2.11Closing Statement.
(a)Not less than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a statement (the “Closing Statement”) duly certified by the chief executive officer and chief financial officer of the Company, setting forth the Company’s good faith estimate as of the anticipated Closing Date of (A) the Closing Cash, (B) the Closing Indebtedness, (C) the Closing Net Working Capital and the Net Working Capital Deficit, and (D) the Unpaid Transaction Expenses.
(b)The Closing Statement shall be prepared by the Company in accordance with the Accounting Principles, subject to any appropriate modifications to take into account the definitions of the various items to be included on the Closing Statement as set forth herein. The Company shall deliver to Parent supporting calculations and documentation of such calculations, in reasonable detail, concurrently with the delivery of the Closing Statement. The Company shall consult with Parent and its advisors with respect to the preparation of the Closing Statement and the Closing Statement shall be in form and substance satisfactory to Parent. Parent shall be entitled to rely on the information contained in the Closing Statement for all purposes hereunder and otherwise in connection with the Merger.
2.12Contingent Consideration.
(a)[***] Milestone. Upon achievement by Parent or a Related Party of the [***] Milestone, subject to Parent’s right of set-off provided in Section 2.12(f) and in Section 6.7, the First Milestone Payment shall become due and payable in accordance with the applicable Future Payment Allocation Schedule. Parent shall provide written notice to the Securityholder Representative of the achievement of the [***] Milestone no later than [***] days after the occurrence thereof. For the avoidance of doubt, the First Milestone Payment shall be payable only one (1) time upon the first achievement of the [***] Milestone, and no amounts shall be due for any subsequent or repeated achievements of the [***] Milestone or the receipt of FDA Approval of the CT/NG Test for claims associated with any testing other than vaginal testing. Under no circumstances shall (i) the First Milestone Payment become due or payable after December 31, 2026, or (ii) the aggregate amount payable by Parent pursuant to this Section (a) exceed an amount in cash equal to $15,000,000 in the aggregate, less amounts subject to offset as provided herein.
(b)[***] Milestone. Upon achievement by Parent or a Related Party of the [***] Milestone, subject to Parent’s right of set-off provided in Section 2.12(f) and in Section 6.7, the Second Milestone Payment shall become due and payable in accordance with the applicable Future Payment Allocation Schedule. Parent shall provide written notice to the Securityholder Representative of the achievement of the [***] Milestone no later than [***] days after the occurrence thereof. For the avoidance of doubt, the First Milestone Payment shall be payable only one (1) time upon the first achievement of the [***] Milestone, and no amounts shall be due for any subsequent or repeated achievements of the [***] Milestone or the receipt of FDA Approval of the CT/NG Test for claims associated with any testing other than penile testing. Under no circumstances shall (i) the Second Milestone Payment become due or payable after December 31, 2026, or (ii) the aggregate amount payable by Parent pursuant to this Section 2.12(b) exceed an amount in cash equal to $5,000,000 in the aggregate, less amounts subject to offset as provided herein.
(c)Royalties.
(i)On a calendar quarter basis during the Royalty Term, subject to Parent’s right of set-off provided in Section 2.12(f) and in Section 6.7, Parent shall pay to the Paying

Agent (for further distribution to the Company Securityholders in accordance with the applicable Future Payment Allocation Schedule) an amount in cash equal to [***] percent [***] of the Net Sales of the CT/NG Test received by Parent or its Related Parties in each jurisdiction where the CT/NG Test has received Regulatory Approval (each such payment, a “Royalty Payment”).
(ii)Each Royalty Payment shall be made within [***] days of the end of such calendar quarter during the Royalty Term. Each Royalty Payment shall be accompanied by a report setting forth the Net Sales of the CT/NG Test in such calendar quarter and the Royalty Payment due to be paid pursuant to Section 2.12(c)(i) (each, a “Royalty Report”).
(d)If the Securityholder Representative disagrees with the calculations in any Royalty Report, the Securityholder Representative shall notify Parent of such disagreement in writing (a “Royalty Dispute Notice”) within thirty (30) days after receipt of such Royalty Report. A Royalty Dispute Notice must set forth in reasonable detail (A) any item on the applicable Royalty Report which the Securityholder Representative in good faith disputes and (B) the Securityholder Representative’s alternative calculation of Royalty Report for the applicable calendar quarter. Any item or amount that the Securityholder Representative does not dispute in reasonable detail in a Royalty Dispute Notice within such thirty (30) day period shall be deemed to have been accepted by the Securityholder Representative and shall become final and binding upon the parties hereto and the Indemnifying Securityholders for all purposes under this Agreement. In the event that a Royalty Dispute Notice is timely provided in accordance with the foregoing, Parent and the Securityholder Representative shall for a period of thirty (30) days (or such longer period as they may mutually agree) seek in good faith to resolve any disagreements with respect to the calculations included in such Royalty Report that were disputed in the Royalty Dispute Notice. If, at the end of such period, Parent and the Securityholder Representative remain unable to resolve the dispute in its entirety, Parent and the Securityholder Representative shall submit the dispute to an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Securityholder Representative and Parent (the “Independent Accountant”). The parties agree that the procedure set forth in this Section 2.12(d) for resolving disputes with respect to any Royalty Report shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce the ruling of the Independent Accountant. The determination of the Independent Accountant shall constitute an arbitration award for purposes of the Federal Arbitration Act and any comparable state Laws.
(e)The parties acknowledge and agree that Parent and the Surviving Corporation shall have the freedom to operate the Surviving Corporation in its sole discretion, and neither Parent, the Surviving Corporation nor their respective Affiliates shall have any duties (fiduciary or otherwise) or obligations to any Company Securityholder in respect of Contingent Consideration. The parties further acknowledge that there is no assurance to any Company Securityholder of any Contingent Consideration and neither Parent nor the Surviving Corporation has promised or projected any Contingent Consideration other than those set forth in this Section 2.12.
(f)Notwithstanding anything to the contrary in this Agreement, (i) any Contingent Consideration to be paid pursuant to this Section 2.12, shall be reduced by (1) any indemnification amounts paid by Parent to the Paying Agent pursuant to section 6 of the Paying Agent Agreement, (2) (w) the Company Legal Expenses, (x) the Closing Indebtedness, (y) the Unpaid Transaction Expenses, and (3)) the Net Working Capital Deficit in an amount equal to $[***], provided however that, in the event the Net Working Capital Deficit exceeds $[***], any Contingent Consideration shall also be reduced by the total amount of the Net Working Capital Deficit in excess of $[***], in each of the foregoing cases (1) though (3), as determined and notified by Parent to the Securityholder Representative within one hundred and twenty (120) days following the Closing Date, and (ii) the obligation of Parent to pay any Contingent Consideration pursuant to this Section 2.12 shall further be qualified in its entirety by the right of Parent to reduce the amount of such Contingent Consideration by the amount of any indemnification claim pursuant to Section 6.2.
(g)For U.S. federal income tax purposes, any Contingent Consideration shall be treated as an adjustment to the Total Merger Consideration (subject to any imputation of interest required under Section 483 or Section 1274 of the Code), unless otherwise required by a Tax Authority in connection with a Tax Contest following a good faith attempt to defend such tax treatment.

2.13Further Assurances. If, at any time before or after the Effective Time, Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors are hereby authorized to execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.
Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as follows as of the date hereof:
3.1Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary, in each case except where the failure to be so duly qualified, licensed and in good standing would not be expected to be material on the Company. Section 3.1 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company and its Subsidiaries are qualified or licensed to do business. The Company has made available to Parent complete and correct copies of the Charter Documents, each as amended to date, of the Company. The Charter Documents are in full force and effect. The Company is not and has never been in violation of the provisions of any current or past Charter Documents in any material respect.
3.2Subsidiaries.
(a)Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company, indicating the record and beneficial owner of all of such Subsidiary’s issued and outstanding shares of capital stock or other equity interests. Other than the Subsidiaries listed on Section 3.2(a) of the Company Disclosure Schedule, the Company does not directly or indirectly own or control any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest or similar interest in, any Person, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person. Each Subsidiary of the Company is a corporation or other appropriate form of local jurisdiction entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation or other appropriate form of local jurisdiction entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary, in each case except where the failure to be so duly qualified, licensed and in good standing would not be expected to be material on the Company. All of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable (to the extent such concept exists under the Law of the jurisdiction of organization or formation of such Subsidiary of the Company), and are free of any Encumbrance, preemptive rights and put or call rights created by Law, the Charter Documents of such Subsidiary, or any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound. The Company has made available to Parent complete and correct copies of the Charter Documents of each of its Subsidiaries, each as amended to date, such Charter Documents are in full force and effect and no such Subsidiary is or has even been in violation of the provisions of any of its current or past Charter Documents in any material respect. Section 3.2(b) of the Company Disclosure Schedule sets forth a list of all of the current and former officers and directors of each

Subsidiary of the Company (including, for each such individual, the position held with each such Subsidiary).
(b)Except for the Subsidiaries listed on Section 3.2(a) of the Company Disclosure Schedule, the Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Person. There is no obligation, contingent or otherwise, of the Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.
3.3Power, Authorization and Validity.
(a)Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Company Ancillary Agreements and, subject to receipt of the Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery and, subject to receipt of the Stockholder Approval, performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of the Company.
(b)Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent, Merger Sub and the other Persons party hereto or thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.
(c)Board Approval. The board of directors of the Company has, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof: (i) approved and declared advisable this Agreement, (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Stockholders and approved the same, (iii) approved the Company Ancillary Agreements and the transactions contemplated thereby, (iv) resolved to recommend to the Company Stockholders the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Company Stockholders for adoption (such board approval in clauses (i) through (v), the “Board Approval”).
(d)Required Vote of Company Stockholders. The Stockholder Approval is the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, the Merger and the other matters set forth in the Written Consent, and, to the extent such approval is required, the Company Ancillary Agreements and the other transactions contemplated hereby and thereby.
(e)No Restrictions on the Merger; Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under Law (“Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement and the Company Ancillary Agreements.
3.4Capitalization of the Company.
(a)Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 75,000,000 shares of Company Common Stock and 44,190,602 shares of Company Preferred Stock, of which 10,959,725 shares have been designated Company Series A Preferred Stock, and 33,230,877 shares have been designated Company Series B Preferred Stock. As of the Agreement Date, 17,818,571 shares of Company Common Stock, 10,959,725 shares of Company Series A Preferred Stock, and 33,230,877 shares of Company Series B Preferred Stock are issued and outstanding. As of the Agreement Date, 6,849,599 shares of Company Common Stock are subject to outstanding Company Options. Section 3.4(a) of the Company Disclosure Schedule

sets forth, as of the Agreement Date, a complete and correct list of each record holder of Company Capital Stock, including for each such holder (i) the number of shares of each class and series held by such holder and (ii) whether any shares of Company Capital Stock were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made. No shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth in Section 3.4(a) of the Company Disclosure Schedule. The Company does not hold any treasury stock and does not otherwise own any shares of Company Capital Stock. All issued and outstanding shares of Company Capital Stock (x) have been duly authorized and validly issued, are fully paid and nonassessable, (y) were offered, issued, sold and delivered by the Company in compliance with applicable Law, the Charter Documents, and all requirements set forth in applicable Contracts, and (z) are not subject to right of rescission, right of first refusal or preemptive right under applicable Law, the Charter Documents or any Contract to which the Company is a party. There is no Liability for dividends accrued and unpaid by the Company. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Capital Stock are represented by electronic certificates issued via Carta.com and the Company has never issued physical stock certificates.
(b)Company Options. The Company Stock Plan is the only equity-based plan or program providing for equity compensation of any Person in respect of the Company Capital Stock, and except for the Company Stock Plan, the Company has never adopted or maintained any stock option plan or other plan, agreement or arrangement providing for equity compensation of any Person. The Company has reserved an aggregate of 11,447,293 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options). As of the Agreement Date, a total of 6,849,599 shares of Company Common Stock are subject to outstanding Company Options, 4,908,128 of which were vested and exercisable as of the Agreement Date. The Company has not issued any awards under the Company Stock Plan other than Company Options. Section 3.4(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Option: (i) the name of the holder thereof, (ii) the exercise price per share, (iii) the number of shares of Company Common Stock subject to such Company Option, (iv) the date of grant and vesting schedule (if applicable), (v) the extent such Company Option is vested as of the Agreement Date, and (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code. Complete and correct copies of the Company Stock Plan, the standard agreements under the Company Stock Plan and each agreement for awards under the Company Stock Plan that does not conform to the standard agreements under the Company Stock Plan, in each case as are in effect as of the Agreement Date, have been made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Stock Plan or any such agreements. The terms of the Company Stock Plan permit the treatment of Company Options as provided herein, without the consent or approval of any holders of Company Options, the Company Stockholders or any other Person other than the board of directors of the Company, which board approval was obtained prior to the execution and delivery hereof by the Company. No Company Options are subject to any right of rescission, right of first refusal or preemptive right and all Company Options have been issued under the Company Stock Plan in compliance with Law and all requirements set forth in applicable Contracts. All Company Options and shares of Company Common Stock issued upon exercise thereof have been granted and issued, and all exercises of Company Options have been made, in accordance with the terms of the Company Stock Plan and in compliance with applicable Law and all requirements set forth in applicable Contracts and each such grant, exercise and issuance was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. No Company Option has been granted with an exercise price less than the fair market value of a share of Company Common Stock on the date on which the grant of such Company Option was by its terms to be effective. All Company Options that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee, consultant or director of the Company.
(c)No Other Rights. Except for the shares of Company Capital Stock listed in Section 3.4(a) of the Company Disclosure Schedule and the Company Options listed in Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding Company Securities. Except with respect to the rights of repurchase set forth in the Company Restricted Stock Agreements governing the Company Restricted Stock set forth in Section 3.4(b) of the Company Disclosure Schedule, there are no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, to which the

Company is a party or by which it is bound obligating the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. No bonds, debentures, notes or other Indebtedness of the Company having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) are outstanding.
(d)Equity-Related Agreements. Section 3.4(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Equity-Related Agreements. The Company has made available to Parent complete and correct copies of all Equity-Related Agreements.
3.5No Conflict; Required Consents.
(a)The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Laws or any judgment, decree or order to which the Company or any of its Subsidiaries is subject, or (iii) result (or would result, with or without notice or lapse of time, or both) in (A) any breach of or default under, (B) any Person’s right to consent, notice, or right of termination, acceleration, cancellation, modification or amendment of, or right to any increased, additional, accelerated or guaranteed payment or performance under, (C) any Encumbrance on any properties or assets of the Company or any of its Subsidiaries pursuant to, or (D) any adverse effect to the rights or obligations of the Company or any of its Subsidiaries or loss of any benefit for the Company or any of its Subsidiaries under, any Contract or Governmental Permit.
(b)The Company and the Merger are not, and will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) that could affect or cause any delay in the consummation of the Merger.
(c)No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute, deliver and perform this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
3.6Litigation. There is no, and during the past four (4) years there has not been any, Action pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or against any officer, director, employee or agent of the Company or any of its Subsidiaries in his or her capacity as such, and to the Knowledge of the Company there is no valid basis for the commencement of any such Action. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on the Company or any of its Subsidiaries or any of their respective assets or properties. Neither the Company nor any of its Subsidiaries has any Actions pending against any Governmental Authority or any other Person, nor is there any reasonable basis therefor. Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Company and each of its Subsidiaries and each of their respective employees and officers in their capacity as such, are not, and for the past four (4) years have not been, a party to any Action, nor, to the Knowledge of the Company, is there any material Action threatened, before any court or judicial or administrative agency or any Governmental Authority.
3.7Taxes.
(a)The Company and each of its Subsidiaries has duly and timely filed all income and other material Tax Returns required to be filed under applicable Laws. All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax

Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company or any of its Subsidiaries.
(b)The Company and each of its Subsidiaries has (i) complied with all applicable Laws relating to the withholding, collection, payment and reporting of Taxes and (ii) within the time and manner prescribed by Law, withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Form W-2 and 1099 or other applicable forms required with respect thereto have been properly completed and timely filed.
(c)No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any Tax Authority (including jurisdictions where the Company or any of its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company or any of its Subsidiaries, in each case in writing. The Company and each of its Subsidiaries has delivered to Parent correct and complete copies of all U.S. federal and material state, local and non-U.S. income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company and/or each of its Subsidiaries in connection with any taxable periods since January 1, 2019.
(d)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes nor agreed to, nor is subject to, any extension of time with respect to a Tax assessment or deficiency, in each case, that is currently in effect, in each case other than as a result of an extension to file a Tax Return that is automatically granted.
(e)Neither the Company nor any of its Subsidiaries is, nor has it ever been, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) (i) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the Closing Date, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(f)Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than any agreement the primary purpose of which is other than Taxes). Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)), other than a group the common parent of which was the Company, filing a consolidated U.S. federal income Tax Return nor has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.
(g)The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing

Date in accordance with the reasonable past custom and practices of the Company or applicable Subsidiary in filing Tax Returns. Neither the Company nor any of its Subsidiaries will incur any material liability for Taxes from the Balance Sheet Date through the Closing Date, other than in the ordinary course of business and consistent with reasonable past practices.
(h)Neither the Company nor any of its Subsidiaries has a permanent establishment or conducts business through any branch outside its respective country of incorporation, formation or organization, as applicable . Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its respective country of incorporation, formation or organization, as applicable.
(i)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount or deferred revenue received on or prior to the Closing Date; or (vi) application of Section 952(c)(2) of the Code with respect to any interest held by the Company or any of its Subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951, 951A or 965 of the Code..
(j)Neither the Company nor any of its Subsidiaries has any outstanding liability for Taxes under Section 965(h) of the Code (or any similar or corresponding provision of state or local law).
(k)Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Authority. Neither the Company nor any of its Subsidiaries has submitted a request for a private letter ruling, a request for administrative relief, a request for a change of any method of accounting, or any other written request that is pending with any Governmental Authority.
(l)Neither the Company nor any of its Subsidiaries is or has ever been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.
(m)There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect other than any customary power of attorney entered into with the Company’s Tax preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company or any of its Subsidiaries.
(n)Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract treated as a partnership for U.S. federal income tax purposes.
(o)For U.S. federal and applicable state and local income tax purposes, the Company and each of its Subsidiaries is and has always been properly classified as a C corporation.

(p)The Company and each of its Subsidiaries uses and has always used the accrual method of accounting for tax purposes.
(a)Neither the Company nor any of its Subsidiaries has utilized the employee retention credit relief provided under Section 2301 of the CARES Act or any related guidance, executive order or memorandum.
(q)Neither the Company nor any of its Subsidiaries owns any interest in any “controlled foreign corporation” or in any “passive foreign investment company” within the meaning of the Code.
(r)Each “nonqualified deferred compensation plan” under which the Company makes, is obligated to make or promises to make, payments subject to Section 409A of the Code, if any, has, since the inception of the Company, been operated and maintained in operational and documentary compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence each such plan have, since the incorporation of the Company, conformed to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No payment pursuant to any arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise. No Company Employee Plan or other Contract provides a gross-up, reimbursement or other indemnification for any Tax or related interest or penalty that may be imposed for failure to comply with the requirements of Section 409A of the Code.
(s)All Company Options have been authorized by the board of directors of the Company or an appropriate committee thereof, and, if required, approved by stockholders of the Company by the necessary number of votes or written consent, including approval of the option exercise price or the methodology for determining the Company Option exercise price and the substantive option terms. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. No Company Option has been retroactively granted, or the exercise price of any Company Option determined retroactively. No Company Option or other right to acquire Company Common Stock or other equity of the Company (A) has an exercise price that has been or may be less than the fair market value of a share of the underlying stock as of the date such Company Option or right was granted as determined in accordance with Section 409A of the Code, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or right, or (C) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).
(t)The Company has never entered into any Contract or maintained any Company Employee Plan (i) that could give rise to payments with respect to the performance of services that are nondeductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code or (ii) by which it is bound to compensate any employee of the Company or other service provider of the Company for any excise Tax or related interest or penalty paid pursuant to Section 4999 of the Code, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or upon occurrence of any additional event) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director, consultant, independent contractor or other service provider of the Company or any of its ERISA Affiliates.
3.8Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, directly or indirectly, any Related Party, except (a) to the extent provided for by the terms and conditions of Company Employee Plans listed in Section 3.16(n) of the Company Disclosure Schedule and (b) transactions evidenced by the Equity-Related Agreements listed in Section 3.4(d) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has ever, or has ever been deemed to have for purposes of any Law, in any transaction with any Related Party or, to the Knowledge of the Company, any of their respective Affiliates, (i) acquired or retained the use of property for proceeds greater than the fair market value thereof, (ii) received services or retained the use of property for consideration other than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate from any Person with whom it does not deal at arm’s length within the meaning of applicable Tax Laws. Neither the Company nor any of its Subsidiaries has ever, or has ever been deemed to have for purposes of any Law, in a transaction with any Related Party or, to the Knowledge of the Company, any of their respective Affiliates, (A) disposed of property for proceeds less than the fair market value thereof, (B) performed services for consideration other than the fair market value thereof, or (C) paid interest or any other amount other than at a fair market value rate to any Person with whom it does not deal at arm’s length within the meaning of applicable Tax Laws.
3.9Company Financial Statements.
(a)Section 3.9(a) of the Company Disclosure Schedule sets forth the Company Financial Statements. The Company Financial Statements: (i) are derived from the Books and Records and are complete and correct, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods therein specified, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the Company Financial Statements do not have notes and are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the Company.
(b)All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and are collectible except to the extent of reserves therefor set forth in the Company Balance Sheet or, for accounts receivable arising subsequent to the Balance Sheet Date, as reflected on the Books and Records of the Company and its Subsidiaries (which accounts receivable are recorded in accordance with GAAP consistently applied). No Person has any Encumbrance on any accounts receivable of the Company or its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or its Subsidiaries.
(c)Neither the Company nor any of its Subsidiaries has any material Liabilities, except for (i) those shown on the Company Balance Sheet or (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business (none of which relate to any breach of contract, breach of warranty, tort, infringement, or violation of Law, or any Action against the Company or any of its Subsidiaries, and which are included in the calculation of Closing Net Working Capital, Closing Indebtedness or Unpaid Transaction Expenses or are not individually or in the aggregate, material in amount). All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are adequate. No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or any of the Company’s or its Subsidiaries’ respective properties or assets, and there is no basis therefor. The Company is, and will be as of immediately prior to the Closing, financially solvent in accordance with GAAP.

(d)Section 3.9(d) of the Company Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness of the Company and its Subsidiaries as of the Agreement Date, identifying the name and address of the creditor thereto, all related Contracts, the amount of such Indebtedness as of the close of business on the Agreement Date, and any restriction or penalty upon the prepayment of any such Indebtedness. Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has ever been in default and no payments are past due with respect to any Indebtedness.
(e)The Company maintains Books and Records and a system of internal accounting controls reasonably designed to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the board of directors of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) that the amount recorded for assets on the books and records of the Company and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f)Neither the Company nor any of its Representatives has received or otherwise obtained any written or, to the Knowledge of the Company, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No member of the board of directors or any officer of the Company or any employee of the Company who has a significant role in the Company’s internal control over financial reporting has committed fraud with respect to the Company’s financial reporting.
3.10Title to Properties. The Company and its Subsidiaries have good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of the material tangible assets and properties (including those shown on the Company Balance Sheet) used or held for use in, or necessary for, the operation of the Company Business, free and clear of all Encumbrances, other than Permitted Encumbrances. All machinery, vehicles, equipment and other material tangible personal property owned or leased by the Company or its Subsidiaries or used in the Company Business are in good operating condition and satisfactory repair, normal wear and tear excepted and are sufficient for the continued operation of the Company Business following the Closing. Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of all leases or licenses with respect to material tangible personal property used by the Company or its Subsidiaries and lists the term of such lease, amounts payable, security deposit, maintenance and similar charges, and any advance payments thereunder. Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leases or licenses to which the Company or any of its Subsidiaries is a party and lists the term of such lease, rent payable, security deposit, maintenance and similar charges, and any advance rent paid thereunder. All leases of real or personal property to which the Company or any of its Subsidiaries is a party are in full force and effect and afford the Company or its Subsidiary, as applicable, a valid leasehold interest in, or license to use, the real or personal property that is the subject of such lease or license. All rents, required deposits and additional rents which are due under the terms of such leases have been paid in full. Neither the Company nor any of its Subsidiaries has ever owned any real property.
3.11Company Material Contracts.
(a)Section 3.11(a) of the Company Disclosure Schedule sets forth a list of each Contract of the following types to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive:
(i)any Contract, other than Contracts concerning an at-will employment relationship that do not include a severance provision, providing for payments (whether fixed,

contingent or otherwise) by or to the Company or any of its Subsidiaries in an annual amount of One Hundred Thousand Dollars ($100,000) or more;
(ii)any dealer, distributor, reseller, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Offering or Company Technology;
(iii)any Contract that (A) provides for the authorship, invention, creation, conception or other development of any Technology or Intellectual Property Rights (1) by the Company (or any of its Subsidiaries) for any other Person or (2) for the Company (or any of its Subsidiaries) by any other Person, including, in the case of each of clauses (1) and (2), any joint development, (B) provides for the assignment or other transfer of any ownership interest in Technology or Intellectual Property Rights (1) to the Company (or any of its Subsidiaries) from any other Person or (2) by the Company (or any of its Subsidiaries) to any other Person, (C) includes any grant of an Intellectual Property License to any other Person by the Company (or any of its Subsidiaries) (other than, with respect to this subsection (C) only, non-exclusive licenses granted to the Company’s end users or customers in the Ordinary Course of Business pursuant to the Company’s standard end user agreement(s), copies of which have been made available to Parent (“Standard EULAs”)), or (D) includes any grant of an Intellectual Property License to the Company (or any of its Subsidiaries) by any other Person (“Inbound Licenses”);
(iv)any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;
(v)any Contract involving any Change of Control Payment or other Contract containing obligations of the Company or any of its Subsidiaries with any employee, advisor, or independent contractor or any former employee, advisor or independent contractor or otherwise involving commission or incentive pay, or non-discretionary bonus, retention, change in control, severance, Tax gross-up, relocation, repatriation or expatriation obligations. For the avoidance of doubt, the foregoing does not include obligations that are no longer in force and effect as of the Agreement Date;
(vi)any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers, or employees (other than under the Company’s 401(k) plan) or to any other Person;
(vii)any Contract relating to or evidencing any Indebtedness of the Company or any of its Subsidiaries or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset of the Company or any of its Subsidiaries;
(viii)any Contract (A) that restricts the Company or any of its Subsidiaries from, or following the Effective Time will restrict Parent or any of its Affiliates from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (4) soliciting potential employees, independent contractors or other suppliers or customers (not including, with respect to this subsection (4) only, Contracts entered into between individual employees of the Company and their former employers which restricts the applicable individual employees of the Company from soliciting employees, independent contractors or other suppliers or customers of the former employers) or (B) under which the Company or any of its Subsidiaries grants or is bound by or, following the Effective Time, purports to have Parent or any of its Affiliates grant or be bound by, any exclusive rights, noncompetition rights, rights of refusal, rights of first negotiation or similar rights;
(ix)any Contract that is an Equity-Related Agreement;

(x)any Contract with any Union or any collective bargaining agreement or similar Contract with the Company’s or any of its Subsidiaries’ employees;
(xi)any Contract relating to the settlement or other resolution of any Action or threatened Action (including any agreement under which any employment-related claim is settled) executed by the Company or any of its Subsidiaries during the four (4) years preceding the Agreement Date;
(xii)any Contract with any Related Party;
(xiii)any Contract relating to the acquisition or disposition of a material portion of the assets of, or any equity interest in, any Person or business, whether by way of merger, consolidation, amalgamation, plan or scheme of arrangement, purchase or sale of stock or assets, license or otherwise;
(xiv)any Contract that contains an earn-out, escrow or other similar contingent payment or obligation;
(xv)any Contract between the Company or any of its Subsidiaries and any Governmental Authority or any university, college other educational institution or research center; or
(xvi)any Contract not otherwise listed above that is material to the Company or any of its Subsidiaries, or their respective business, operations, financial condition, properties or assets.
(b)All Company Material Contracts are in written form. The Company has made available to Parent correct and complete copies of each Company Material Contract, including all modifications, amendments, and supplements thereto. Each of the Company Material Contracts constitutes a valid and binding obligation of the Company (and any other party thereto), as applicable, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect in accordance with its terms. There has been no breach or default under any Company Material Contract by any party thereto, no event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to or would constitute a breach or default thereunder by any party thereto, and neither the Company nor any of its Subsidiaries, as applicable, has received (i) any claim of any such breach or default or (ii) written notice of cancellation or pending cancellation, or intention to reduce the level of business or scope of services under any such Company Material Contract or otherwise adversely affect the rights or obligations or business relationships of the parties under any such Company Material Contract by the other party to any Company Material Contract.
3.12No Restrictions. Neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any of its Subsidiaries is bound or affected by, any Contract, judgment, injunction, order or decree, that restricts or prohibits the Company or any of its Subsidiaries or, following the Merger, will restrict or prohibit Parent or any of its Affiliates, from freely engaging in the Company Business or from competing anywhere in the world (including any Contracts, judgments, injunctions, orders or decrees restricting the geographic area in which the Company or any of its Subsidiaries or, following the Merger, Parent or any of its Affiliates may sell, license, market, distribute or support any Company Offerings, Company Intellectual Property Rights or Company Technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries or, following the Merger, Parent or any of its Affiliates may address in operating the Company Business or restricting the prices that the Company or any of its Subsidiaries or, following the Merger, Parent or any of its Affiliates may charge for Company Intellectual Property Rights, Company Technology or Company Offerings (including most favored customer pricing provisions)), or includes any grants by the Company or any of its Subsidiaries or, following the Merger, Parent or any of its Affiliates of exclusive rights or licenses, noncompetition rights, rights of refusal, rights of first negotiation or similar rights.
3.13Intellectual Property.

(a)Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and correct list of all (i) Registered Company Intellectual Property Rights, and (ii) material unregistered Marks owned or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries. For each item of Registered Company Intellectual Property Rights, Section 3.13(a) of the Company Disclosure Schedule lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration.
(b)All necessary fees and filings with respect to any Registered Company Intellectual Property Rights have been timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect. There are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Company Intellectual Property Rights within one hundred-twenty (120) days after the Agreement Date. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or its Subsidiary, as applicable, has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Neither the Company nor any of its Subsidiaries has claimed any status in the application for or registration of any Registered Company Intellectual Property Rights, including “small business status,” that would not be applicable to Parent and/or the Surviving Corporation. The Registered Company Intellectual Property Rights are, and, as of and immediately following the Effective Time, will be valid, subsisting and enforceable, and there are no facts or circumstances that would render any Registered Company Intellectual Property Rights invalid or unenforceable.
(c)The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and (ii) all other Company Intellectual Property Rights and Company Technology owned or purported to be owned by, or subject to an obligation to be assigned to, the Company and its Subsidiaries (clauses (i) and (ii) collectively, the “Owned Company IP”), free and clear of all Encumbrances. The Company or one of its Subsidiaries, as applicable, has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Owned Company IP. Neither the Company nor any of its Subsidiaries have (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or would have been, but for such transfer or grant, Company Intellectual Property Rights or (ii) permitted the rights of the Company or any of its Subsidiaries in any Intellectual Property Rights that are or were, at the time, Company Intellectual Property Rights to lapse or enter into the public domain. No Company Intellectual Property Rights or Company Technology are subject to any claim, proceeding or outstanding decree, order, judgment, stipulation (in each case against or binding on the Company) or Contract restricting in any manner, the use, transfer, or, (except for non-exclusive licenses granted pursuant to Intellectual Property Licenses listed in Section 3.11(a)(iii)(C) of the Company Disclosure Schedule and Standard EULAs in each case that would restrict the Company’s or any of its Subsidiaries’ ability to grant exclusive licenses) licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property Rights or Company Technology. All Company Intellectual Property Rights and Company Technology that are not Owned Company IP (“Licensed IP”) are validly licensed to the Company or its Subsidiaries pursuant to Intellectual Property Licenses contained in the Contracts listed in Section 3.11(a)(iv) of the Company Disclosure Schedule. The Company and its Subsidiaries, as applicable, have (and will continue to have immediately following the Effective Time) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Company and its Subsidiaries. The Company has not received any written notice of termination or cancellation under such Contracts, or received any written notice of breach or default under such Contracts, which breach has not been cured or waived. The Company is not in breach or default thereof in any material respect of such Contracts.

(d)All Owned Company IP is fully and freely transferable and assignable and may be transferred and assigned to Parent without restriction and without payment of any kind to any third Person. All Licensed IP is (or, upon Closing, will be) freely sublicensable to Parent, or the Company’s or its Subsidiaries’ rights in such Licensed IP may otherwise be extended to Parent, under the terms of the applicable Contracts listed in Section 3.13(d) of the Company Disclosure Schedule, without additional restriction and without payment of any kind to any third Person (other than license fees or similar fees that the Company would have had to pay in any event under the terms of the applicable Contracts).
(e)The Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights and Technology that are used in or are necessary, and are sufficient, to enable the Company and its Subsidiaries to conduct the Company Business as it currently is conducted and as currently proposed to be conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Offering. The Company Intellectual Property Rights owned by or exclusively licensed to the Company and its Subsidiaries are valid and enforceable.
(f)None of the Registered Company Intellectual Property Rights have been or are subject to any proceeding in any patent or other government office contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Registered Company Intellectual Property Rights. None of the Registered Company Intellectual Property Rights have been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, or opposition proceeding. The Company has not received any written notice asserting that any Registered Company Intellectual Property Rights or the proposed use, sale, offer for sale, license or disposition of products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any third party or that the Company has otherwise infringed, misappropriated or otherwise violated the rights of any third party. None of the Registered Company Intellectual Property Rights is subject to any outstanding order of, judgment of, decree of or agreement with any government office that limits the ability of the Company to exploit any Registered Company Intellectual Property Rights.
(g)Section 3.13(g) of the Company Disclosure Schedule sets forth a complete and correct list of all Intellectual Property Licenses granted expressly under Patents (i) from another Person to the Company or any of its Subsidiaries, and (ii) from the Company or any of its Subsidiaries to another Person.
(h)Copies of the Company’s and its Subsidiaries’ standard form(s) of non-disclosure agreement, the Standard EULA, and any other of the Company’s and its Subsidiaries’ standard form(s), including attachments, of non-exclusive licenses of, or agreements to provide on a non-exclusive basis, Company Offerings to customers (collectively, the “Standard Form Agreements”) have been made available to Parent.
(i)Neither the conduct of the Company Business as it is currently conducted or currently contemplated to be conducted by the Company and its Subsidiaries, nor any Company Offering (including the design, development, use, practice, offering, licensing, provision, import, branding, advertising, promotion, marketing, sale, distribution, making available, or other exploitation of any Company Offering), nor any manufacture marketing, sale, offering for sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company (i) has been or is violating any Contracts listed in Section 3.11(a)(iv) of the Company Disclosure Schedule; (ii) has been or is infringing, misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating (and, when conducted following the Closing in substantially the same manner, will not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third Person, (iii) has been or is contributing to or inducing (and, when conducted following the Closing in substantially the same manner, will not contribute to or induce) any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third Person, or (iv) has been or is constituting (and, when conducted following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction.

(j)Neither the Company nor any of its Subsidiaries has received any notice from any Person or is aware of any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology or unfair competition, (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property Rights to any Company Offerings or the conduct of the Company Business or (iii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Technology. There is no basis for any Person to make any such allegation, invitation, or challenge. The Company has no reason to believe that any such claim under subsection (iii) is or may be forthcoming. Neither the Company nor any of its Subsidiaries is in violation of the terms of any Intellectual Property License.
(k)No Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property Rights, or Company Technology in each case owned by or exclusively licensed to the Company or any of its Subsidiaries, or Company Offering. Neither the Company or any of its Subsidiaries has made any written or unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property Rights, Company Technology owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries, or Company Offering.
(l)Neither the Company nor any of its Subsidiaries is restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or Technology or from hiring or soliciting potential employees or independent contractors. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of Law or otherwise of any Intellectual Property Licenses to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, the Company or any of their respective Affiliates granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to any of them (other than rights granted by the Company or its Subsidiaries on or prior to the Closing Date under Intellectual Property Rights held by the Company or its Subsidiaries as of the Closing Date) or being required to provide any source code for any Company Offering to any third Person, (ii) Parent, the Company or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iii) Parent, the Company or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.
(m)The Company and its Subsidiaries have taken commercially reasonable measures to protect all Proprietary Information of the Company and all Proprietary Information of any third Person in the Company’s or any of its Subsidiaries’ possession or control, or to which the Company or any of its Subsidiaries has access, with respect to which the Company or any of its Subsidiaries has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed in breach of a confidentiality obligation or has been actually disclosed in breach of a confidentiality obligation to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. Each current and former employee, director, consultants, and independent contractor of the Company and its Subsidiaries that has been involved in the authorship, invention, creation, conception or other development of any Company Technology has entered into an enforceable written non-disclosure and invention assignment Contract with the Company or such Subsidiary that effectively and validly assigns to the Company or such Subsidiary all Intellectual Property Rights and Technology authored, invented, created, conceived, or otherwise developed by such employee, consultant, independent contractor, or director in the scope of his, her or its employment or engagement with the Company or such Subsidiary (an “Invention Assignment Agreement”) in a form made available to Parent prior to the Agreement Date. No current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries has (i) excluded any Company Technology (or any Intellectual Property Rights in or to any Company Technology) authored, invented, created, conceived, or otherwise developed prior to his or her or its employment or engagement with the Company or any of its Subsidiaries from his or her or its assignment of inventions pursuant to such Person’s Invention Assignment Agreement, (ii) failed to affirmatively indicate in such Invention Assignment Agreement that no Company Technology authored, invented, created, conceived, or otherwise developed by him or her or it prior to his or her or its employment or engagement with the Company or any of its Subsidiaries exists, (iii) alleged, to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third Person, ownership or other exclusive rights by such employee, consultant, independent contractor or director, in any Technology authored, invented, created, conceived or otherwise developed by such employee, consultant, independent contractor or director in the scope of his, her or its employment or engagement with the Company or any of its Subsidiaries, or (iv) failed to effectively waive all moral rights held by such employee, consultant, independent contractor or director, in any Technology authored, invented, created, conceived or otherwise developed by such employee, consultant, independent contractor or director, in the scope of his, her or its employment or engagement with the Company or any of its Subsidiaries in favor of the Company or such Subsidiary, as applicable. Without limiting the foregoing, all rights in, to and under all Intellectual Property Rights and Technology created by the Company’s founders for or on behalf of or in contemplation of the Company (or the Company’s business) prior to their commencement of employment with the Company have been duly and validly assigned to the Company.
(n)(i) No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Owned Company IP or otherwise made available to the Company or any of its Subsidiaries for any other purpose, and (ii) no Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to (including through any Intellectual Property License), or has any option to obtain any rights in or to, any Owned Company IP. No employee of the Company or any of its Subsidiaries who has been involved in the creation or development of any Technology or Intellectual Property Rights for the Company or any of its Subsidiaries, or have had access to such Technology or Intellectual Property Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries. Without limiting the foregoing, there are no current or contingent usage rights, march-in rights, manufacturing restrictions or other rights of any governmental entity in or to any Company Intellectual Property Rights, or in or to any other Intellectual Property Rights that are either used by or for the Company or any of its Subsidiaries or that are otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted and currently contemplated to be conducted.
(o)The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Company or any of its Subsidiaries to own, use, practice or otherwise exploit any Company Intellectual Property Rights, Company Technology or Company Data in any material respect. Neither the execution, delivery and performance of this Agreement or any Company Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any Company Ancillary Agreement will, pursuant to any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound, result (or purport to result) in the transfer or grant by the Company or Parent or any of their respective Affiliates to any Person (other than Parent and its Affiliates) of any ownership interest or Intellectual Property License with respect to any Company Intellectual Property Rights or Company Technology or any Intellectual Property Rights or Technology of Parent or any of its Affiliates.
(p)Neither the Company nor any of its Subsidiaries has incorporated any specifications, requirements, feedback or other contribution of any other Person in or to which the Company or its Subsidiaries does not have a right or license into any Intellectual Property Rights of the Company (or its Subsidiaries) or Company Offering. Neither the Company nor any of its Subsidiaries has undertaken any material joint development or similar activities with any other Person except as otherwise disclosed on the Company Disclosure Schedule.
3.14Privacy and Data Protection.
(a)The Company has provided complete and correct disclosures with respect to its privacy policies and privacy and data handling practices including by providing all types of notice and obtaining all types of consent required by all applicable Privacy Requirements (as defined below). Such disclosures have not contained any material omissions related to the privacy policies and privacy and data practices of the Company and its Subsidiaries. None of the materials distributed or marketed by the

Company or any of its Subsidiaries, including privacy policies, have been inaccurate, misleading or deceptive such that the information or disclosure would violate any Privacy Requirements to which the Company or any of its Subsidiaries is subject.
(b)The Company and its Subsidiaries, its vendors, consultants, agents suppliers and/or subcontractors (such Persons acting in their capacity as service providers to the Company) (“Company Service Providers”) who store, maintain, transmit or have routine access to Personal Information and User Data have at all times (i) complied in all respects with all applicable Privacy Laws, regulatory and self-regulatory guidelines and codes, published interpretations by Governmental Authorities of such Privacy Laws, guidelines and codes, and all similar consumer protection or privacy laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Company or any of its Subsidiaries of Personal Information or User Data from the European Economic Area to any jurisdiction in respect of which the European Commission has not issued an adequacy decision) of Personal Information (including employee data) or User Data; (ii) complied in all respects with all of the Company’s and its Subsidiaries’ policies regarding privacy and data security, including (A) all privacy policies and similar disclosures published on the Company Web Sites or otherwise communicated in writing to employees, users of any Company Web Site, Company Offering or Company Software and other third parties or otherwise communicated to the public, (B) any notice to or consent from the provider or subject of Personal Information or User Data, and (C) any contractual commitment made by the Company or its Subsidiaries with respect to such Personal Information, PHI and User Data and (iii) complied with all contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Company or any of its Subsidiaries of Personal Information or User Data (all of the foregoing, collectively, the “Privacy Requirements”). Neither the Company nor any of its Subsidiaries has received any claim or complaint regarding its or its agents’ collection, use or disclosure of any data (including, without limitation, Personal Information, PHI and User Data) and/or failure to comply with any Privacy Requirements. Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of the Company Service Providers collects, stores, uses, accesses, discloses or transfers Personal Information, PHI or User Data outside of the United States of America.
(c)There have not been any actual or alleged incidents of, or claims or Actions related to, data security breaches, unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or User Data or data owned by the Company or any of its Subsidiaries or provided by the Company’s or any of its Subsidiaries’ customers, whether held by the Company (or any of its Subsidiaries) or the Company Service Providers and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. Neither the Company nor any of its Subsidiaries has notified, or been required to notify, any Person of any information security breach or incident involving Personal Information or User Data. Neither the Company nor any of its Subsidiaries has received any correspondence relating to, or notice of any Actions, claims, investigations or alleged violations of, Laws with respect to Personal Information or User Data from any Person, there is no such ongoing Action, claim, investigation or allegation, and there are no facts or circumstances which could form the basis for any such Action, claim, investigation or allegation.
(d)No investigation, inspection, audit or other proceeding of any nature involving allegations of any violation of Privacy Laws is threatened, pending, or, to the Company’s knowledge, contemplated by any Governmental Authority or other third party against the Company or any of its Subsidiaries or any Company Service Providers who store, maintain, transmit or have routine access to Personal Information or User Data.
(e)The Company and its Subsidiaries have implemented commercially reasonable, though in no event less than industry-standard organizational, physical, administrative and technical measures required by Privacy Requirements and in conformity with applicable industry standards to protect the integrity, security and operations of the Company’s and its Subsidiaries’ IT Systems, transactions executed thereby, and data owned by the Company or any of its Subsidiaries, including protecting against loss and against damage, accidental loss or destruction, unauthorized or unlawful access, use, modification, disclosure or other misuse. The Company and its Subsidiaries have implemented industry standard policies and procedures to detect and respond to data security breaches and unauthorized access or use of the Company’s or its Subsidiaries’ IT Systems, Personal Information, and data owned or controlled by the Company or any of its Subsidiaries including by their respective employees and the Company Service Providers that have access to Personal Information. The Company and its Subsidiaries provide their respective employees and Company Service Providers with regular privacy and data security training in compliance with applicable Privacy Requirements. The Company and its Subsidiaries require all third parties to which it provides Personal Information and/or access thereto to maintain the privacy and security of such Personal Information, including where required by applicable Law by contractually obligating such third parties to protect such Personal Information from unauthorized access by and/or disclosure to any unauthorized third parties.
(f)The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems. The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries, including having reasonable and appropriate back-up and disaster recovery procedures.
(g)The transfer of Personal Information and User Data in connection with the transactions contemplated by this Agreement will not violate any Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information or User Data was collected or obtained. Neither the Company or any of its Subsidiaries is subject to any Privacy Requirements that, following the Closing, would prohibit the Company or any of its Subsidiaries or Parent from receiving or using Personal Information or User Data in the manner in which the Company and its Subsidiaries receive and use such Personal Information or User Data prior to the Closing.
(h)Except for disclosures of information required by Law, authorized by the provider of Personal Information or User Data, or provided for in the Contracts listed in Section 3.14(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has shared, sold, rented or otherwise made available, and is sharing, selling, renting or otherwise making available, to third parties any Personal Information or User Data.
(i)In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information or User Data collected, held, or controlled by or on behalf of the Company or its Subsidiaries, the Company has contractually obligated any such third party to (i) comply with applicable Privacy Laws with respect to Personal Information and User Data, (ii) act only in accordance with the instructions of the Company, (iii) take appropriate steps to protect and secure Personal Information and User Data from unauthorized disclosure, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information and User Data. The Company has disclosed all such data processing agreements to which it is a party.
(j)In connection with the processing of any Personal Information or User Data by the Company or any of its Subsidiaries on behalf of any third party, the Company has entered into valid, binding and enforceable written data processing agreements with any such party as required by the Privacy Laws. The Company has disclosed all such data processing agreements to which it is a party.
(k)The Company has all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data contained in the Company Data in connection with the operation of the business of the Company and its Subsidiaries, and the Company has the right to transfer such rights as needed to effectuate the transactions contemplated by this Agreement.
(l)The Company has: (A) regularly conducted and regularly conducts commercially reasonable vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Company’s and its Subsidiaries’ systems and products (collectively, “Information Security

Reviews”); (B) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (C) made available complete and correct copies of all Information Security Reviews; and (D) timely installed software security patches and other fixes to identified technical information security vulnerabilities.
(m)Neither the Company nor any of its Subsidiaries has distributed or does distribute marketing communications to any Person, except in accordance with Privacy Laws, and opt-in consent has been obtained from all Persons in the European Union to marketing by electronic means in accordance with Privacy Laws. The Company and its Subsidiaries hold records evidencing all consents referred to under this Section 3.14(m).
(n)Neither the Company nor any of its Subsidiaries is currently using or has ever used the Credentials of any other Person to use or access any Third-Party Platform. Neither the Company nor any of its Subsidiaries has ever used web scraping, bots, spiders, indexing or similar methods or technology to collect data from the websites, online services or applications of any other Person. Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries received any notice that it is, in violation, breach or default of any Contract (including, without limitation, any website’s terms of use or privacy policy) concerning the Company’s or one of its Subsidiaries’ collection of data or any of the websites from which Company or any of its Subsidiaries scrapes or otherwise obtains data, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a violation, breach or default.
(o)Except as otherwise disclosed in Section 3.14(o)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries obtains any Usage Data from any other Person. The Company and each of its Subsidiaries uses its customers’ personal data and usage data (whether aggregated, de-identified or otherwise modified) solely for the benefit of such customer that provided the data and, except as otherwise disclosed in Section 3.14(o)(ii) of the Company Disclosure Schedule, does not disclose its customers’ data (whether aggregated, de-identified or otherwise modified) to any Person except for such customer’s employees, subcontractors and agents, as requested by customer, or as otherwise explicitly set forth in the underlying Contract with such customer. Neither the Company nor any of its Subsidiaries has sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s or any of its Subsidiaries’ current and former customers or agreed to do any of the foregoing. No Person other than the Company or its Subsidiaries, as applicable, possesses or has any claims or rights with respect to use of such customer files and other customer information. Neither the Company nor any of its Subsidiaries has disclosed, used, made available to the public, released for distribution or failed to protect or secure any confidential information or any system containing confidential information User Data or Personal Information in violation of any applicable Law or any Privacy Requirements.
3.15Compliance with Laws.
(a)The Company and its Subsidiaries are, and at all times for the past six (6) years have been, in compliance in all material respects with all applicable Laws.
(b)The Company and its Subsidiaries hold all permits, licenses and approvals from, and have made all filings with, Governmental Authorities that are required to be held to conduct the Company Business in compliance with applicable Law and applicable Contracts (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Neither the Company nor any of its Subsidiaries have received in the past six (6) years any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.
(c)All materials, products and services distributed or marketed by the Company and its Subsidiaries have at all times made all material disclosures to users or customers required by Law, and none of such disclosures made or contained in any such materials, products or services have been inaccurate, misleading or deceptive in any material respect.
3.16Employees, ERISA and Other Compliance.
(a)Section 3.16(a)(i) of the Company Disclosure Schedule is a complete and correct list of all current employees of the Company and its Subsidiaries as of the Agreement Date, and for each such employee: (1) job position or title, (2) annualized base salary or hourly wage (as applicable), (3) annual commission opportunity and bonus potential, (4) classification as full-time, part-time, fixed-term, temporary or seasonal, (5) classification as exempt or non-exempt for purposes of wage and hour Laws, (6) whether a full-time or part-time employee, (7) accrued but unused vacation/paid time off balance and annual vacation/paid time off entitlement, (8) any visa or work permit status and the date of expiration, if applicable, (9) commencement date of employment with the Company or its Subsidiary, as applicable, (10) work location (country, state, city/town), (11) severance entitlements and notice required to terminate the relationship, if any, (12) active or inactive status (including anticipated return to work date for any inactive employee), and (13) the total amount of bonus, severance, retention, change in control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. Section 3.16(a)(ii) of the Company Disclosure Schedule is a complete and correct list of all independent contractors, consultants, agency or leased workers or other agents used by the Company and its Subsidiaries and classified by the Company and its Subsidiaries as other than employees, or compensated other than through wages paid by the Company through the Company’s payroll (“Contingent Workers”) as of the Agreement Date, and for each such individual: (1) fee or compensation arrangements, (2) commencement date with the Company, Subsidiaries or any other Affiliate of the Company, (3) service location (country, state); (4) description of services provided; (5) approximate average hours worked per week; (6) notice required to terminate the relationship, and (7) confirmation as to whether a written independent contractor agreement exists.
(b)The Company and its Subsidiaries currently correctly classify and pay, and have for the four (4) years preceding the Agreement Date correctly classified and paid, employees as exempt employees and nonexempt employees under the Fair Labor Standards Act, the National Minimum Wage Act 1998 (in relation to employees and workers in the United Kingdom) and other Laws, and the Company and its Subsidiaries is and has been in compliance with such Laws for the four (4) years preceding the Agreement Date. All employees of the Company and its Subsidiaries are, and have been since their respective start of employment by the Company or its Subsidiary, as applicable, legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Law. All independent contractors providing services to the Company or its Subsidiaries are and, for the three (3) years preceding the Agreement Date, have been properly classified, treated and paid as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other Laws. Except as set forth on Section 3.16(b)(i) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at-will and no employee is subject to any employment contract with the Company or its Subsidiary, whether oral or written. Except as set forth on Section 3.16(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any employment Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions).
(c)The Company and each of its Affiliates: (i) are, and, at all times during the four (4) years preceding the Agreement Date, have been, in compliance in all material respects with all applicable Laws respecting employment, including fair employment practices, terms and conditions of employment, restrictive covenants, discrimination, harassment, victimization, retaliation, workplace health and safety, pay equity, pay transparency, background checks, wages and hours, overtime pay, payroll documents and wage statements, equal employment opportunity, work authorization and immigration compliance, termination, dismissal or discharge, plant closing, mass layoff and redundancy requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblowers, labor relations and collective bargaining, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of independent contractors, health care continuation requirements of COBRA, employee leave including the requirements of the Family and Medical Leave Act of 1993, as amended (to the extent applicable), the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, the Transfer of Undertakings (Protection of Employment) Regulations 2006 and any similar provisions of state Law and no liability for any failure to comply with any such obligation or requirement has been transferred to the Company or any of its Subsidiaries by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 2006, (ii) have withheld, paid and reported all amounts required by Law with respect to compensation, wages, salaries, commissions, bonuses, fees, and other payments to employees or Contingent Workers of the Company and its Subsidiaries, (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any Law, (iv) are not liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees of the Company and its Subsidiaries (other than routine payments to be made in the Ordinary Course of Business), and (v) are not delinquent in any payments to any employee or Contingent Worker for any compensation, wages, salaries, commissions, bonuses, fees, vacation pay or other payments due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Affiliates under any worker’s compensation policy or long-term disability policy. No employee or Contingent Worker of the Company or any of its Subsidiaries is eligible to earn commission, incentive compensation, or other post-employment or post-engagement compensation payments after the end of their employment or engagement pursuant to applicable Contracts.
(d)Neither the Company nor any of its Subsidiaries is a party to or currently negotiating or is in receipt of an outstanding application or request for the (voluntary or involuntary) recognition or derecognition of any collective bargaining or similar agreement, work rules or practices with any labor organization, staff association, works council union or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers, and neither the Company nor any of its Subsidiaries have a duty to bargain with any Union, nor are any organized groups of its employees represented by any labor union. There is no, and in the past three (3) years there has been no pending, or to the Company’s Knowledge, threatened, labor dispute, picketing of any nature, organizational campaigns, work slowdown, work stoppage, strike, or any other concerted interference with normal operations, involving the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. To the Knowledge of the Company, no employee or Contingent Worker of the Company or any of its Subsidiaries currently intends to terminate his or her employment or service arrangement with the Company or its Subsidiary, as applicable, and to the Knowledge of the Company no employee or Contingent Worker of the Company or any of its Subsidiaries has received an offer to join a business that may be competitive with the Company Business.
(e)The Company and its Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986 and have a complete and correct copy of U.S. Citizenship and Immigration Services Form I-9 for each of its employees and are in compliance with all local Laws respecting immigration and right to work requirements.
(f)Except as set forth on Schedule 3.16(f) of the Company Disclosure Schedule, currently and within the four (4) years preceding the Agreement Date, the Company and its Subsidiaries are not, have not been subject to, and have not received any threat of any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or internal or external investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations related to dismissal, equal employment opportunity, discrimination, retaliation, victimization, immigration, unpaid compensation, pay equity, noncompliance with wage and hour laws, classification of employees as exempt from overtime or minimum wage Laws, the misclassification of independent contractors, benefits, collective bargaining, redundancy, the payment of social security and similar Taxes, workplace safety and health, whistleblowers, and/or privacy rights of employees violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).
(g)During the three (3) year period preceding the Agreement Date, the Company and each of its Subsidiaries have paid and continue to pay each of its employees in a manner that complies with the requirements of the Equal Pay Act, the Massachusetts Equal Pay Law, and any other federal, state, or local Laws pertaining to the equal pay of employees.
(h)Neither the Company nor any of its Subsidiaries have experienced a collective redundancy (requiring consultation with appropriate representatives as defined in section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992 and/or the issue of a form HR1) at any time or a “mass layoff,” or “plant closing” or similar group “employment loss” as defined by the WARN Act or any other equivalent Law in respect of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in any lay-offs, employment terminations or other employment actions sufficient in number to trigger the application of any such Law. During the one hundred and eighty (180) day period preceding the Agreement Date, neither the Company nor any of its Subsidiaries have had one hundred (100) or more employees.
(i)No furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees or independent contractors of the Company or any of its Subsidiaries has occurred within the twelve months prior to the date hereof, or, as of the date hereof, is contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. Neither the Company nor its Subsidiaries has otherwise experienced material employment-related liability with respect to COVID-19 Measures and no group of employees or independent contractors of the Company and its Subsidiaries is unable to perform his or her duties to the Company and its Subsidiaries due to COVID-19. The Company and its Subsidiaries are in compliance with (including records, training, notices, and other requirements) all Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.
(j)Neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, nor is the Company or any of its Subsidiaries a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.
(k)To the Company’s Knowledge, no employee or Contingent Worker of the Company or any of its Subsidiaries is in violation of  any term of any Contract or any restrictive covenant relating to the right of any such employee or Contingent Worker to be employed by or to render services to the Company or any of its Subsidiaries or to use Proprietary Information of others. To the Company’s Knowledge, the employment of any employee or engagement of any Contingent Worker by the Company or its Subsidiaries, as applicable, does not subject them to Liability to any third party.
(l)At all times during the four (4) years preceding the Agreement Date, the Company and each of its Subsidiaries have maintained policies (1) prohibiting employment discrimination on all grounds constituting unlawful discrimination, (2) prohibiting sexual harassment and all other forms of discriminatory harassment, and (3) providing complaint and investigation procedures with respect to (1) and (2). At all times during the four (4) years preceding the Agreement Date, any and all such policies have conformed with applicable legal requirements, including, as applicable, with respect to independent contractors. At all times during the four (4) years preceding the Agreement Date, the Company and each of its Subsidiaries has complied in all material respects with any applicable legal requirements with respect to training concerning prevention of discrimination, harassment, retaliation, victimization and/or abusive conduct. Except as set forth on Section 3.16(l)(i) of the Company Disclosure Schedule, to the Knowledge of the Company at no time during the four (4) years preceding the Agreement Date have any allegations been made within or outside the Company alleging conduct that, if confirmed, would constitute violations of any of the policies referenced in (1) and/or (2). Except as set forth on Section 3.16(l)(ii) of the Company Disclosure Schedule, at no time during the three (3) years preceding the Agreement Date has the Company received a complaint within the scope of (3) or conducted an investigation of allegations of any alleged violation of (1) or (2). To the Knowledge of the Company, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or other discriminatory harassment against or involving the Company, any of its Subsidiaries, or any employee, director or Contingent Worker of the Company or any of its Subsidiaries.

(m)The Company and each of its Subsidiaries is and at all relevant times has been in compliance with COVID-19 related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (OSHA) and any applicable OSHA-approved state plan or the equivalent local Law. The Company and each of its Subsidiaries is and has at all relevant times been in compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act, and, to the extent the Company or any of its Subsidiaries has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, the Company or its Subsidiary, as applicable, has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.
(n)Except as set forth on Section 3.16(n) of the Company Disclosure Schedule, in the past twelve (12) months (i) no officer or senior executive’s employment with the Company or any of its Subsidiaries has been terminated for any reason; and (ii) to the Knowledge of the Company, no officer or senior executive, or group of employees or Contingent Workers, has expressed any plans to terminate his, her, its, or their employment or service arrangement with the Company or any of its Subsidiaries, as applicable; and (iii) no officer or senior executive of the Company or any of its Subsidiaries has been absent (other than on vacation) for a period of more than four weeks owing to sickness or injury.
(o)Except as set forth on Section 3.16(o) of the Company Disclosure Schedule, the consummation of the transactions contemplated in this Agreement will not (i) entitle any employee or Contingent Worker of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his employment.
(p)Neither the Company nor any of its Subsidiaries has been party to a “relevant transfer” (as defined by the Transfer of Undertakings (Protection of Employment) Regulations 2006) at any time.
(q)Section 3.16(q) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Company Employee Plan and each agreement with a Company Employee (each, a “Company Employee Plan” and collectively, the “Company Employee Plans”).
(r)True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have been made available to Parent (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plan a written description of the material terms of such arrangement) and any funding medium for the Company Employee Plan, (ii) the most recent IRS determination or opinion letter; (iii) the filed IRS Form 5500s for the last three years; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) all non-routine correspondence to and from any state or federal agency related to such Company Employee Plan; and (vii) the last three years of non-discrimination testing results.
(s)Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plans Compliance Resolution System to maintain such qualification.
(t)Each Company Employee Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and regulations and with its terms including without limitation ERISA, the Code, and the Affordable Care Act. No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program No litigation or governmental administrative proceeding, audit or other proceeding or Action (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been timely made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. Each Company Employee Plan satisfies in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.
(u)Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any Liability with respect to, including on account of any ERISA Affiliate (whether contingent or otherwise), to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been paid in full, or (vi) any obligation to provide health care or any other non-pension benefits to any employees or other service providers after their employment or service is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and neither the Company nor any ERISA Affiliate have ever promised to provide such post-termination benefits.
(v)Each Company Employee Plan may be amended, terminated or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan.
(w)No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.
(x)Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.
3.17Books and Records. The Company has made available to Parent complete and correct copies of the minute books, share transfer ledgers, and other similar corporate records, each as amended to date, of the Company and its Subsidiaries. The minute books of the Company and each of its Subsidiaries accurately reflect all corporate actions of the Company or such Subsidiary, as appliable, which are required by Law, the Charter Documents of the Company or such Subsidiary, as applicable, or any applicable Contract to be passed upon by the stockholders or the board of directors (or any committee thereof) of the Company or such Subsidiary, as applicable, as well as all other actions previously taken by the stockholders, the board of directors and the committees of the board of directors of the Company or such Subsidiary, as applicable. The Company and each of its Subsidiaries has maintained Books and Records that are complete and correct in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company or such Subsidiary, as applicable. Neither the Company nor any of its Subsidiaries have engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records. At the Closing, the minute books and other Books and Records of the Company and each of its Subsidiaries will be in the possession of the Company. Section 3.17 of the Company Disclosure Schedule sets forth a list as of the Agreement Date of all of the current officers and directors of the Company (including, for each such individual, the position held).
3.18Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Section 3.18 of the Company Disclosure Schedule (the “Insurance Policies”), which include all legally required workers’ compensation and other coverage in such amounts that cover such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries. Complete and correct copies of the Insurance Policies have been made available to Parent. Section 3.18 of the Company Disclosure Schedule sets forth (a) the name of the insured and the insurer under each such Insurance Policy, the type of Insurance Policy, policy number and the term and amount of coverage thereunder, and (b) all claims made under such Insurance Policy, or any other policy, within the prior five (5) years. To the Company’s Knowledge, there is no claim pending under any of such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. All premiums due and payable under all such Insurance Policies and bonds have been timely paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. All such Insurance Policies remain, and will remain immediately following the Closing, in full force and effect, and, to the Company’s Knowledge, no insurance provider has threatened to terminate or increase the premium with respect to, any of such Insurance Policies. Neither the Company nor any of its Subsidiaries has named any additional insureds under its Insurance Policies and is not required to do so under any Contract. Except as set forth in Section 3.18 of the Company Disclosure Schedule, all Insurance Policies are occurrence-based. Neither the Company nor any of its Subsidiaries have any self-insurance or co-insurance programs. Other than the Insurance Policies, neither the Company nor any of its Subsidiaries is bound by, a beneficiary of, an obligor under or a party to, any other insurance policy. To the Knowledge of the Company, no insurer plans to raise the premiums for, or materially alter the coverage under, any such Insurance Policy.
3.19Environmental Matters. The Company, its Subsidiaries and each of their respective predecessors have at all times been in material compliance with all Environmental Laws which compliance includes the possession of all Governmental Permits and other governmental authorizations required under Environmental Laws and material compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law, and to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company or any of its Subsidiaries with any current Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any real property leased or possessed by the Company or any of its Subsidiaries has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with any Environmental Law.
3.20Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth the top ten (10) vendors and suppliers of products and services to the Company and its Subsidiaries based on amounts paid or payable by the Company and its Subsidiaries to such vendors and suppliers during each of (i) the twelve-month period ending on December 31, 2023 and (ii) the year-to-date period ending on the last day of the calendar month immediately preceding the Agreement Date (each, a “Significant Supplier”). The Company and each of the Subsidiaries, as applicable, is current in its payments consistent with the payment schedule for such Significant Supplier established and agreed in the Ordinary Course of Business to all Significant Suppliers and neither the Company nor any of its Subsidiaries have, and since January 1, 2024 has had, any material dispute concerning Contracts with, or products and/or services provided by, any Significant Supplier that arose or remain unresolved. Neither the Company nor any of its Subsidiaries has received any written or oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any of its Subsidiaries or, following the Effective Time, Parent or any of its Affiliates or that such supplier intends to terminate, breach or not renew existing Contracts with the Company or any of its Subsidiaries or, following the Effective Time, Parent or any of its Affiliates.
3.21Anti-Money Laundering Laws. The Company and its Subsidiaries are, and have always been, in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the United Kingdom Proceeds of Crime Act 2002 and all other applicable anti-money laundering and counter terrorist financing Laws.

3.22Anti-Corruption and Anti-Bribery Laws.
(a)None of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective directors, officers, agents, employees, independent contractors or other representatives, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, in connection with the conduct of any activity of the Company or any of its Subsidiaries: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Foreign Government Official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (iii) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. (“FCPA”), the United Kingdom Bribery Act of 2010 (the “Bribery Act”) or any other applicable anti-corruption or anti-bribery Law.
(b)The Company and its Subsidiaries have established and maintain written policies, procedures and internal controls designed to ensure compliance with the FCPA, the Bribery Act and all other applicable anti-corruption and/or anti-bribery Laws and to ensure that all books and records of the Company and its subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.
(c)Neither the Company nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to the compliance of the Company or any of its Subsidiaries with the FCPA, the Bribery Act, anti-corruption, or anti-kickback activity. To the Knowledge of the Company, there are no threatened Actions, nor presently existing facts or circumstances that would constitute a reasonable basis for any future Actions, with respect to the compliance of the Company or any of its Subsidiaries or any of their respective directors, officers, agents, employees, independent contractors or other representatives with the FCPA or the Bribery Act, or any anti-corruption or anti-kickback activity by the Company or any of its Subsidiaries.
3.23Trade Compliance.
(a)The Company and its Subsidiaries have at all times conducted their export, import and related transactions in accordance with (i) all applicable U.S. export, re-export, import, anti-boycott, and economic sanctions Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the trade and economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and (ii) all other applicable import and export control Laws and regulations in the other countries in which the Company or its Subsidiaries conducts business (the “Trade Laws”). The Company and its Subsidiaries have obtained, and are in material compliance with, all import and export licenses and other required consents, authorizations, waivers, approvals, and orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and have met the requirements of any license exceptions or exemptions, as required in connection with (i) the import, export and re-export of products, services, Software or other Technology, and (ii) releases of technical data, Software or other Technology to foreign nationals located in the United States and abroad (“Trade Approvals”). The Company and its Subsidiaries are in material compliance with the terms of all applicable Trade Approvals. There are no pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company or any of its Subsidiaries with respect to Trade Laws or Trade Approvals. There are no actions, conditions or circumstances pertaining to the Company’s and any of its Subsidiaries’ export, import and related transactions that would reasonably be expected to give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other claims. No Trade Approvals for the transfer of export licenses used in the Company Business to Parent or any of its Affiliates are required, or such Trade Approvals can be obtained expeditiously without material cost. Neither the Company nor any of its Subsidiaries have exported or re-exported to any countries subject to U.S. embargo or trade sanctions or to entities identified on any U.S. governmental export exclusion lists, including the Denied Persons List, Entity List, Unverified List, Specially Designated Nationals List, and any other applicable lists maintained by the U.S. Departments of Treasury, State, or Commerce. None of the Company or any of its Subsidiaries or any of their respective officers, directors, employees, advisors, agents, representatives, independent contractors or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries (i) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by any U.S. Governmental Authority (including the Office of Foreign Assets Control), the United Nations Security Council, the European Union or Her Majesty’s Treasury, or (ii) within the last five (5) years, has violated any economic sanctions Laws. Neither the Company nor any of its Subsidiaries has, within the last five (5) years, made any voluntary disclosures to U.S. Governmental Authorities under U.S. economic sanctions Laws, been the subject of any governmental investigation or inquiry regarding compliance with such Laws or been assessed any fine or penalty under such Laws.
3.24Healthcare Laws.
(a)The Company and its Subsidiaries hold all material permits, franchises, variances, registrations, exemptions and other governmental authorizations, approvals, and clearances, consents, approvals, and clearances, and have submitted all applicable notices to, all Governmental Authorities, including all authorizations as required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, the regulations of the Drug Enforcement Agency (“DEA”), and any other Governmental Authority that regulates the design, development, testing, quality, identity, strength, purity, safety, efficacy, labeling, manufacturing, storage, distribution, import, export, marketing, promotion, advertising, detailing, or sale of the Company Offerings, including any premarket clearance or approval, the practice of medicine, or billing to a federal health care program (any such Governmental Authority, a “Regulatory Authority”) necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect. Since January 1, 2020, there has not occurred any material violation of, default under, or event giving to others, including any Governmental Authority, any right of termination, revocation, amendment, non-renewal, cancellation, or material adverse modification of, with or without notice or lapse of time or both, any Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or material adverse modification of any Company Permit. Neither the Company nor any of its Subsidiaries has (i) received written notice of any pending or threatened Action from the FDA or other Regulatory Authority or Governmental Authority alleging, or (ii) made any material voluntary or involuntary disclosure to a Governmental Authority stating that any operation or activity of the Company or any of its Subsidiaries is in violation in any material respect of any applicable Healthcare Law.
(b)All of the Company Offerings have been designed, manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed, distributed and sold by the Company or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Company Permit or Healthcare Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other Regulatory Authority. To the Company’s Knowledge, all applications, submissions, notifications and information required to be submitted by the Company or its Subsidiaries in connection with, any and all requests for Company Permits relating to the Company or any of its Subsidiaries when submitted to the FDA or other Regulatory Authority, were true, complete and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications and information required under applicable Healthcare Laws have been submitted to the FDA or other applicable Regulatory Authority.
(c)Neither the Company nor its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries), have committed any act, made any statement or failed to make any statement in each case, related to the business of the Company and its Subsidiaries and which, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Neither the Company nor or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries) has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Authority or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a debarment, exclusion, disqualification, or ineligibility under applicable Law, including, without limitation, 21 U.S.C. Section 335a and 42 U.S.C. Section 1320a-7, and no Actions that would reasonably be expected to result in such a debarment, exclusion, disqualification, or ineligibility are pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from the FDA or any other Governmental Authority that it is being investigated for data or healthcare program fraud.
(d)The manufacture of Products by or on behalf of the Company and its Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Laws including current Good Manufacturing Practices and current Good Tissue Practices, as applicable. Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective employees or independent contractors, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Regulatory Authority alleging or asserting material noncompliance with any applicable Laws or Company Permits with respect to any Product of the Company or its Subsidiaries. No manufacturing site owned by the Company, its Subsidiaries, or to the Company’s Knowledge, any of their respective contractors is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or other Regulatory Authority. To the Knowledge of the Company, no event has occurred which would reasonably be expected to lead to any Action by any Regulatory Authority or any FDA Form 483, warning letter, untitled letter, or other similar correspondence.
(e)All studies, tests and preclinical and clinical trials being conducted by, or on behalf of, the Company or its Subsidiaries, have been and are being conducted in compliance in all material respects with applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices, if any. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from any institutional review board, the FDA or any other Regulatory Authority, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries. To the Knowledge of Company, no event has occurred which would reasonably be expected to lead to the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries.
(f)The Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product candidate (“Company Safety Notices”). To the Knowledge of the Company, no facts would reasonably be expected to cause (i) a Company Safety Notice with respect to any Company Offering sold or intended to be sold by the Company or its Subsidiaries; (ii) a material change in the marketing classification or a material change in labeling of any such Company

Offering; or (iii) a termination, suspension or material modification of marketing or testing of any such Company Offering.
(g)The Company, its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees and agents (acting on behalf of the business of the Company and its Subsidiaries) are, and at all times have been, in compliance in all material respects with all applicable Healthcare Laws. There is no civil, criminal, administrative, or other Actions pending, received by or filed or threatened in writing against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries) alleging any material violation by the Company or its Subsidiaries of any applicable Healthcare Laws.
(h)Each of the Company and its Subsidiaries has distributed, documented, and reported Company Offering samples in all material respects in accordance with applicable Healthcare Laws.
(i)Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees has received written notice that it is subject to any pending or threatened investigation, claim, or enforcement Action by the FDA, the DEA, U.S. Department of Health and Human Services-Office of Inspector General (“HHS-OIG”), private whistleblowers, or Centers for Medicare & Medicaid (“CMS”), U.S. Department of Veterans Affairs (“VA”) VA Office of Inspector General (“VA OIG”), or U.S. Department of Justice (“DOJ,”), or any other state or non-U.S. equivalent Governmental Authorities pursuant to any Healthcare Laws in connection with the business of the Company and its Subsidiaries.
3.25Product Defects.
(a)Since January 1, 2020, all Company Offerings have been provided in material conformity with the Company’s and the Company’s Subsidiaries’ applicable contractual commitments, warranties and specifications.
(b)Since January 1, 2020, the Company has not received or otherwise been made aware of any written notices, citations or decisions by any Governmental Authority that any of the Company Offerings are defective or fail to meet any applicable standards promulgated by any such Governmental Authority. The Company has obtained, in all countries where it is marketing or has marketed any Company Offerings, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of such Company Offerings currently marketed by the company in such countries. No recall, withdrawal, field correction or other action to recover possession of the Company Offerings has occurred.
3.26Brokers’ Fees
. No investment banker, broker, finder or similar party is or shall be entitled to any payment of any fees of expenses in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates at or prior to the Effective Time.
3.27Information Statement. None of the information included in the Information Statement, or any amendments or supplements thereto, in each case in the form delivered to the Company Stockholders will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Information Statement will comply with the requirements of the DGCL.
3.28Disclosure. No representation or warranty or other statement made by the Company or any of the Company’s Representatives in this Agreement, the Company Disclosure Schedule, the certificates delivered pursuant to this Agreement or the Company Ancillary Agreements contains or, when delivered to the Parent, will contain any untrue statement of a material fact or omits, or when delivered to Parent, will omit, to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. The Company has made available complete and correct and, where applicable, executed copies of each document that has been requested by Parent and that is in the Company’s possession or control or that is listed (or required to be listed) in the Company Disclosure Schedule.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows as of the date hereof:
4.1Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.
4.2Power, Authorization and Validity.
(a)Power and Authority. Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each of the Parent Ancillary Agreements and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Merger Sub of this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.
(b)Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the Enforceability Exceptions. This Agreement and each of the Merger Sub Ancillary Agreements to be entered into by Merger Sub are, or when executed by Merger Sub shall be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the Enforceability Exceptions.
4.3No Conflict; Required Consents and Approvals.
(a)The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Parent Ancillary Agreements (in the case of Parent) and Merger Sub Ancillary Agreements (in the case of Merger Sub), and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the Charter Documents of Parent or Merger Sub or (ii) conflict with or violate any Laws or any judgment, decree or order to which Parent or Merger Sub are subject, except in the case of clause (ii) where such conflict or violation would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements or the Merger Sub Ancillary Agreements.
(b)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute, deliver and perform this Agreement, each of the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements to be entered into by Merger Sub (as to Merger Sub) or to consummate the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or Merger Sub would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements (as to Merger Sub), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) any filings required under applicable securities Laws.
4.4Merger Sub. Parent is the sole stockholder of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
Article 5

COVENANTS
5.1Information Statement.
(a)Prior to the Effective Time, the Company shall, with the assistance of Parent, prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with soliciting stockholder approval of the matters set forth in the Written Consent in order to consummate the Merger and the other transactions contemplated hereby. The Information Statement shall include, among other things, a description of the terms of this Agreement, certain Company Ancillary Agreements and the transactions contemplated hereby and thereby, the requisite notice of appraisal rights under the DGCL, and the unanimous recommendation of the board of directors of the Company to the Company Stockholders to vote in favor of the approval and adoption of this Agreement and the Merger, the other transactions contemplated hereby and the other matters set forth in the Written Consent. Prior to the Effective Time, the Company will send the Information Statement to each Company Stockholder in connection with soliciting such approval in accordance with applicable Law. The parties hereto shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement, and by accepting all reasonable comments suggested in connection therewith. No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent, not to be unreasonably withheld, conditioned or delayed.
5.2Data Room. Within two (2) Business Days following the Closing Date, the Company will deliver to Parent a digital copy of all documents and other information that was included in the Virtual Data Room on or prior to the Closing Date.
5.3Termination of Certain Company Employee Plans. Unless Parent requests otherwise in writing, the Company shall, on the Closing Date, terminate any plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its ERISA Affiliates (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan. On the Closing Date, the Company shall provide to Parent executed resolutions of the board of directors of the Company authorizing such termination.

5.4Repayment of Indebtedness and Transaction Expenses.
(a)On or prior to the Closing Date, the Company shall obtain in connection with each Company Secured Note, in each case in form and substance satisfactory to Parent, in addition to the Note Cancellation Agreements (i) a UCC-3 termination statement or authorization of the Company or one of its Subsidiaries to file a UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of the Company or its Subsidiaries, (ii) forms of notices of termination for any account control agreements entered into in connection with such Company Secured Note, (iii) forms of terminations for any intellectual property security agreements filed with the United States Patent and Trademark Office or United States Copyright Office in connection with such Company Secured Note, (v) an IRS Form W-9 or Form W-8, as applicable, from each holder of such Company Secured Note.
(b)Prior to the Closing Date, if requested by Parent or the Paying Agent, the Company shall obtain, an IRS Form W-9 or Form W-8, as applicable, from each legal counsel, advisor, service provider, accountant and other Person who is entitled to a fee in connection with Closing which constitutes a Transaction Expense, as set forth in the Initial Payment Allocation Schedule.
5.5Company Securityholders Notices. Prior to or concurrently with the Closing, the Company shall have timely provided to the Company Securityholders all advance notices required to be given to such Company Securityholders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Charter Documents, the Company Stock Plan or other applicable Contracts and under Law, or obtain waivers of the same, in each case in form and substance satisfactory to Parent.
5.6Tail Policy and Indemnification.
(a)Prior to the Effective Time, the Company shall purchase tail insurance coverage for the Company’s directors and officers, in form and substance satisfactory to Parent, which shall provide such directors and officers and the Company, respectively, with coverage for six (6) years following the Effective Time with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time (“Tail Policy”).
(b)For a period of six (6) years from and after the Closing Date, Parent shall cause the Surviving Corporation to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such Persons are permitted to be indemnified by the Company as of the date of this Agreement pursuant to the Charter Documents of the Company or under applicable Law for acts or omissions which occurred at or prior to the Effective Time.
5.7Terminated Agreements. The Company shall, and, as applicable, shall cause its Subsidiaries to, use reasonable best efforts to cause each of the agreements listed on Section 3.4(d) of the Company Disclosure Schedule (the “Terminated Agreements”) to be terminated, in each case effective prior to or as of the Effective Time, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect prior to or as of the Effective Time.
5.8[***]
. Following the Closing Date, Parent may determine, in its sole discretion, acting reasonably, [***] (the “Unused Product Assets”) (such determination, an “Unused Product Asset Determination”). An Unused Product Asset Determination may be made by Parent (a) at any time in Parent’s sole discretion, or (b) following receipt of a written request from the Securityholder Representative with respect to such Unused Product Asset, which written request shall not be delivered by the Securityholder Representative prior to the [***] anniversary of the Closing Date, and in no event may the Securityholder Representative make a request with respect to the Unused Product Asset more than [***]. If Parent makes an Unused Product Asset Determination pursuant to the preceding sentence with respect to the Unused Product Assets, the Securityholder Representative shall have thirty (30) days from the date the Securityholder

Representative receives notice of such determination to request to negotiate a license with respect thereto. If the Securityholder Representative notifies Parent of its intent to take a license, thereafter Parent and the Securityholder Representative shall negotiate in good faith with respect to the terms of a non-exclusive license for Securityholder Representative to use such Unused Product Asset, pursuant to which the Securityholder Representative shall pay to Parent an amount in cash equal to [***] percent [***] of the Net Sales of such Unused Product Asset for a period of ten (10) years from the launch of such Unused Product Asset in the applicable jurisdiction, which royalty shall be payable to Parent in accordance with the terms set forth in Section 2.12(c)(ii). [***].
5.9Closing Deliverables. As of the Closing, Parent shall have received the following documents, each of which shall be in full force and effect:
(a)Paying Agent Agreement. The Paying Agent shall have executed and delivered to Parent the Paying Agent Agreement.
(b)Resignations of Directors and Officers; Releases. Each of the directors and officers of the Company and each of its Subsidiaries in office immediately prior to the Effective Time shall have executed and delivered to Parent a resignation letter and release in form and substance satisfactory to Parent.
(c)Secretary’s Certificate. Parent shall have received a certificate dated as of the Closing Date, signed by the secretary of the Company, certifying as to (i) an attached copy of the Charter Documents of the Company and stating that the Charter Documents have not been amended, modified, revoked or rescinded, (ii) an attached copy of the resolutions of the board of directors of the Company evidencing the Board Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded, (iii) an attached copy of the Written Consents received from Company Stockholders, and stating that such Written Consents constitute the Stockholder Approval and that the resolutions set forth therein have not been amended, modified, revoked or rescinded, and (iv) the names and signatures of the officers of the Company authorized to sign this Agreement, the Company Ancillary Agreements and the other documents to be delivered by the Company hereunder and thereunder.
(d)FIRPTA. Parent shall have received a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated as of the Closing Date and signed by an officer of the Company, certifying that interests in the Company, including shares of Company Capital Stock, do not constitute “United States real property interests” under Section 897(c) of the Code, together with the notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in the form attached here to as Exhibit F.
(e)[***].
(f)Evidence that [***] has been paid according to the Lease Termination Agreement.
(g)Evidence that all Equity-Related Agreements referred to in Section 3.4(d) of the Company Disclosure Schedule have been terminated.
Article 6

SURVIVAL; INDEMNIFICATION
6.1Survival. If the Merger is consummated, (a) the General Representations, and the right of any Indemnified Party to bring a General Representation Claim, shall survive the Closing until the date that is eighteen (18) months following the Closing Date (the “Expiration Date”), and (b) the Fundamental Representations, and the right of any Indemnified Party to bring a Fundamental Representation Claim, shall survive the Closing until the 60th day following the expiration of the applicable statute of limitations (as such statute of limitations pertains to the subject matter of such

Fundamental Representation, or to the ability of Parent or any third party to make a claim relating to the subject matter of such Fundamental Representation or certification or to the failure of such Fundamental Representation or certification to be true and correct, as the case may be, whichever is later); provided, however, that (i) no right to indemnification, compensation and reimbursement pursuant to this Article 6 in respect of any Claim based upon any failure of a representation or warranty to be true and correct that is set forth in a Claim Notice delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty and (ii) no such expiration shall affect the rights of any Indemnified Party, under this Article 6 or otherwise, to seek recovery of Losses arising out of any claim for Fraud, which rights will survive until the 60th day following the expiration of the statute of limitations applicable to such claim for Fraud. Each covenant or agreement contained in this Agreement shall survive the Closing and remain in full force and effect until such covenant or agreement has been fully performed or fulfilled in accordance with its terms.
6.2Indemnification of Parent and Indemnified Parties. Each Indemnifying Securityholder shall severally (based on each such Indemnifying Securityholder’s Pro Rata Share), and not jointly, indemnify and hold harmless each of Parent and its Affiliates and its and their respective stockholders and Representatives (each hereinafter referred to individually as a “Parent Indemnified Party” and collectively as the “Parent Indemnified Parties”) from and against, and compensate and reimburse each of the Parent Indemnified Parties for, any and all Losses incurred by a Parent Indemnified Party, directly or indirectly, and whether arising out of a third party claim or a direct claim, arising out of, resulting from or in connection with:
(a)any inaccuracy in or breach of a representation or warranty made by the Company in Article 3 of this Agreement;
(b)any inaccuracy in the calculation of Closing Cash, Closing Indebtedness and the Closing Net Working Capital and/or the Net Working Capital Deficit;
(c)any breach of, or failure to perform or comply with, any of the covenants of or agreements made by the Company in this Agreement;
(d)any Pre-Closing Taxes;
(e)any Stakeholder Claim; and
(f)any matter referred to in Schedule 8.2(g) hereto.
6.3Indemnification by Parent. Parent shall indemnify and hold harmless each Indemnifying Securityholder and their respective Affiliates and Representatives (each hereinafter referred to individually as a “Stockholder Indemnified Party” and collectively as the “Stockholder Indemnified Parties”) from and against, and compensate and reimburse each of the Stockholder Indemnified Parties for, any and all Losses incurred by such Stockholder Indemnified Party, directly or indirectly, and whether arising out of a third party claim or a direct claim, arising out of, resulting from or in connection with:
(a)any inaccuracy in or breach of a representation or warranty made by Parent or Merger Sub in Article 4 of this Agreement; and
(b)any breach of, or failure to perform or comply with, any of the covenants of or agreements made by Parent or Merger Sub in this Agreement.
6.4Limitations.
(a)The Parent Indemnified Parties will not be entitled to indemnification, compensation and reimbursement with respect to any General Representation Claim pursuant to Section 6.2(a) unless the Parent Indemnified Parties have incurred, as to all General Representation Claims,

Losses in excess of [***]in the aggregate (the “Basket”), after which the Parent Indemnified Parties shall be entitled to be indemnified for Losses from the first dollar.
(b)Subject to Sections 6.4(a) and 6.4(e), in the case of any General Representation Claim, each Indemnifying Securityholder shall be severally and not jointly liable for such Indemnifying Securityholder’s Pro Rata Share of any Losses resulting therefrom, provided that the aggregate liability for the Indemnifying Securityholders for all General Representation Claims shall be capped at [***] (the “General Representation Cap”). The Basket and the General Representation Cap shall not apply to Claims or Losses under any Special Matters, or any Claims or Losses for Fraud.
(c) The Stockholder Indemnified Parties will not be entitled to indemnification, compensation pursuant to Section 6.3(a) unless and until the aggregate of all Losses for which the Stockholder Indemnified Parties would, but for this Section 6.4(c) be entitled to indemnification hereunder exceeds the Basket, after which the Stockholder Indemnified Parties shall be entitled to be indemnified for Losses in excess of such amount, up to the General Representation Cap.
(d)In no event will the aggregate amount of Losses for which the Stockholder Indemnified Parties will be indemnified and held harmless and entitled to recover under Section 6.3(b) exceed $[***] provided, further, that notwithstanding anything herein to the contrary, no Stockholder Indemnified Party shall have the right to be indemnified for any Losses to the extent they are in the nature of (a) consequential or special damages or (b) punitive or exemplary damages.
(e)Notwithstanding anything herein to the contrary, there shall be no maximum liability for any Indemnifying Securityholder in the case of any claim for Fraud. Furthermore, in no event will any Indemnifying Securityholder be liable for (i) any other Indemnifying Securityholder’s Fraud or (ii) breach of any other Company Securityholders’ covenants or agreements contained in this Agreement, any Joinder Agreement or any other agreement entered into in connection with the transaction contemplated hereby.
(f)In determining whether there is an inaccuracy in or breach of a representation or warranty, or the amount of any Losses in respect of any such inaccuracy or breach, any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty shall be disregarded.
(g)The representations, warranties, covenants, and agreements of the parties contained in this Agreement, and the rights and remedies that the Indemnified Parties are entitled to hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation (or right thereto or opportunity thereof) made by, or by virtue of the knowledge of, any Indemnified Party or any of their respective Representatives of the affairs of the Company or any of its Subsidiaries or any Indemnifying Securityholder or Parent or Merger Sub, as applicable, or any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Company, whether such knowledge arose before or after the Agreement Date. No Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Indemnified Party to be entitled to indemnification, compensation and reimbursement hereunder.
(h)Any liability for indemnification under this Article 6 will be determined without duplication of recovery for the same Losses by reason of the state of facts giving rise to such liability.
(i)Notwithstanding anything to the contrary in this Article VI or otherwise in this Agreement, the Indemnifying Securityholders shall not be liable under Article VI or otherwise in this Agreement with respect to (and Parent shall pay or cause to be paid) (i) any Taxes that were taken into account in the calculation of Indebtedness, Net Working Capital, Transaction Expenses or otherwise taken into account in the calculation of the Initial Merger Consideration as finally determined pursuant to Section 2.12(f), (ii) Taxes incurred by the Surviving Corporation, Parent or any of their respective Affiliates as a result of actions outside the ordinary course of business taken after the Closing on the Closing Date, (iii) any Taxes arising as a result of a breach by Parent, the Surviving Corporation or any of their Affiliates of Article VII, or (z) Taxes of the Company incurred after the Closing Date (other than

Taxes arising directly as a result of a breach of a representation contained in Section 3.7(f), (i), (k), (l), (q), (p) or (s)).
6.5Claim Notice. If any Indemnified Party, wishes to assert a Claim, the Indemnified Party shall deliver written notice thereof, executed by a Representative of such Indemnified Party (a “Claim Notice”), to the Securityholder Representative or Parent, as applicable. The Claim Notice shall set forth: (a) that an Indemnified Party has directly or indirectly incurred, paid or accrued or reasonably believes it may have to directly or indirectly incur, pay or accrue, Losses; (b) the actual or estimated amount of such Losses to the extent known or reasonably estimable (which, in the case of Losses not yet incurred, paid or accrued, may be the maximum amount reasonably anticipated by Parent to be incurred, paid or accrued or may be the amount of Losses claimed by a third party in a Third-Party Claim); and (c) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Indemnified Party’s belief thereof. A Claim Notice may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claim Notice to the Securityholder Representative or Parent, as applicable, so long as such update or amendment only asserts bases for Losses reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Notice. All Claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied.
6.6Defense and Settlement of Third-Party Claims.
(a)In the event an Indemnified Party becomes aware of a claim by a third party (a “Third-Party Claim”) that such Indemnified Party in good faith believes may result in a Claim by or on behalf of an Indemnified Party, such Indemnified Party shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim. The applicable Indemnified Party shall notify the Securityholder Representative or Parent, as applicable, of any such Third-Party Claim, and the Securityholder Representative (on behalf of the Indemnifying Securityholders) or Parent, as applicable, shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim. The Securityholder Representative or Parent, as applicable, shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to Parent or any Indemnified Party and subject to execution of a standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. The reasonable costs and expenses incurred or paid by any Indemnified Party in connection with the defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) of any such Third-Party Claim, and the reasonable amounts paid or incurred in the settlement or other resolution of any such Third-Party Claim, are recoverable by the Indemnified Party as Losses pursuant to this Article 6 regardless of the outcome of such Third-Party Claim, subject to the limitations on recovery in Section 6.4. Any amounts required to be paid or incurred by an Indemnified Party pursuant to the final determination of a Governmental Authority presiding over any such Third-Party Claim shall be deemed reasonable for purposes of this Section 6.6.
(b)Notwithstanding anything contained herein to the contrary, if (A) the Securityholder Representative or Parent, as applicable, fails to notify the Indemnified Party within ten (10) Business Days after receipt of any Claim Notice of a Third-Party Claim that the Securityholder Representative or Parent, as applicable, elects to defend the Indemnified Party pursuant to the terms hereunder, (B) the Securityholder Representative or Parent, as applicable, elects to defend the Indemnified Party pursuant to the terms hereunder but, upon petition by the Indemnified Party, a court of competent jurisdiction rules that the Securityholder Representative or Parent, as applicable, has failed to diligently prosecute or settle the Third-Party Claim, (C) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or alleges a criminal violation, (D) the Indemnified Party is advised by counsel that if Indemnified Party and the Securityholder Representative or Parent, as applicable, are represented by the same counsel, it would result in a conflict of interest for such counsel or prejudice the prosecution of the defenses available to the Indemnified Party, (E) the amount in dispute exceeds the maximum amount for which an Indemnifying Securityholder could be liable pursuant to this Article 6 in light of the limitations on indemnification herein, (F) the Securityholder Representative or Parent, as applicable, does not agree in writing that the Securityholder Representative or Parent, as applicable, is obligated to pay for any Losses arising from or related to such Third-Party Claim (subject to the limitations on indemnification set forth in Section 6.4), or (G) the Third-Party Claim involves a customer, supplier or other material business relationship of the Company, then the Indemnified Party shall have the right to defend, subject to the indemnification obligations of the Securityholder Representative or Parent, as applicable, the Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party to a final conclusion or settled, subject to the limitations on settlement by the Indemnified Party set forth in this Agreement and subject to the other terms, conditions and limitations of the indemnification obligations of the Securityholder Representative or Parent, as applicable, under this Agreement.
6.7Payment of Claims. If any Losses are determined, agreed or deemed agreed to be owed to any Indemnified Party in accordance with this Article 6 (such amount, the “Owed Amount”), then any Indemnified Party may seek recovery from any source available to such Indemnified Party pursuant to this Article 6, provided that, with respect to an Owed Amount pursuant to a claim arising under Section 6.2, a Parent Indemnified Party must, subject to the limitations contained in Section 6.4, offset the Owed Amount from any Contingent Consideration that has been finally determined to be earned and payable to the Company Securityholders pursuant to Section 2.12, and such offset against Contingent Consideration will be the sole source of recovery of Owed Amounts pursuant to any claim arising under Section 6.2.
6.8Tax Consequences of Indemnification Payments. All payments (if any) made to an Indemnified Party pursuant to any indemnification, compensation or reimbursement obligations under this Article 6 or Article 7 will be treated as adjustments to the Total Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.
6.9Exclusive Remedy. Following the Closing, except for (a) claims for Fraud and (b) claims for equitable relief, the rights to indemnification, compensation and reimbursement under this Article 6 shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Securityholders or Parent, as applicable, with respect to breaches of the representations, warranties, covenants and agreements set forth in this Agreement, any Joinder Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement.
6.10Appointment of Securityholder Representative.
(a)By voting in favor of the adoption of this Agreement, executing and delivering a Joinder Agreement or participating in the Merger and receiving the benefits thereof, each Indemnifying Securityholder shall be deemed to have approved the designation of and hereby designates the Securityholder Representative as the representative of the Company Securityholders and as the attorney-in-fact and agent for and on behalf of each Indemnifying Securityholder with respect to Claims under this Article 6 and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Securityholder Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Indemnifying Securityholder) relating to this Agreement or any of the transactions and other matters contemplated hereby, (ii) authorize Parent and any other applicable Indemnified Party to be indemnified, compensated or reimbursed for Losses in satisfaction of Claims by Parent or any other Parent Indemnified Party pursuant to this Article 6 (including by not objecting to such Claims), (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to (A) Claims by Parent or any other Indemnified Party pursuant to this Article 6 or (B) any dispute between any Parent Indemnified Party and any such Company Securityholder, in each case, relating to this Agreement or any of the transactions or other matters contemplated hereby and (iv) take all actions necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing. The Securityholder Representative shall have authority and power to act on behalf of each Company Securityholder with respect to the disposition, settlement or other handling of all Claims under this Article 6 and all rights or obligations arising under this Article 6. The Company Securityholders (including each of the Indemnifying Securityholders) and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Securityholder Representative in connection with this Article 6, and Parent and the other Parent Indemnified Parties shall be entitled to rely on any action or decision of the Securityholder Representative. The Indemnifying Securityholders recognize and intend that the power of attorney granted in this Section 6.10(a) and the powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (1) are coupled with an interest and are irrevocable; (2) may be delegated by the Securityholder Representative; and (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Company Securityholders (including each of the Indemnifying Securityholders) and shall be binding on any successor thereto. Each Company Securityholder (x) agrees that all actions taken by the Securityholder Representative under this Agreement shall be binding upon such Company Securityholder and such Company Securityholder’s successors as if expressly confirmed and ratified in writing by such Company Securityholder and (y) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement. The Securityholder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Securityholder Representative may engage attorneys, accountants and other professionals and experts. The Securityholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith. Parent may conclusively rely, without independent verification or investigation, upon any action of the Securityholder Representative as being the binding decision or action of the Indemnifying Securityholders, and Parent shall not be liable to any Company Securityholder or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Securityholder Representative. The Person serving as the Securityholder Representative may be replaced from time to time by the holders of a majority in interest of the Total Merger Consideration payable to the Company Securityholders. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall receive no compensation for his, her or its services. Notices or communications to or from the Securityholder Representative shall constitute notice to or from each of the Company Stockholders.
(b)In performing the functions specified in this Agreement, the Securityholder Representative shall not be liable to any Company Securityholder in the absence of gross negligence or willful breach on the part of the Securityholder Representative. Each Company Securityholder shall severally (based on each such Company Securityholder’s respective Pro Rata Share), and not jointly, indemnify and hold harmless the Securityholder Representative from and against any loss, liability or expense incurred without gross negligence or willful breach on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Securityholder Representative.
(c)The Securityholder Representative represents and warrants to Parent and Merger Sub as of the Agreement Date and as of the Closing Date as follows: (i) the Securityholder Representative has all requisite power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform his obligations hereunder and thereunder, (ii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Securityholder Representative and constitutes a valid and binding obligation of the Securityholder Representative, enforceable in accordance with its terms and (iii) neither the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby by the Securityholder Representative nor the consummation of the Merger will conflict with, or result in a termination, breach, impairment or violation of any applicable Law or Contract to which the Securityholder Representative is bound.
Article 7

TAX MATTERS
7.1Tax Returns. Parent shall cause the Company and its Subsidiaries to prepare and timely file all Tax Returns for a Pre-Closing Tax Period or Straddle Period that are due after the Closing Date (the “Parent Prepared Returns”). Each Parent Prepared Return that is an income Tax Return or other Tax Return, in each case which shows an amount of Taxes due and payable for which the Parent would be entitled to indemnification pursuant to Article VI shall be submitted to Securityholder Representative for its review and comment at least fifteen (15) days prior to the due date of such Parent Prepared Return (taking into account applicable extensions). Parent shall incorporate any reasonable and timely made comments made by the Securityholder Representative to such Parent Prepared Return prior to such due date to the extent such comments are sustainable on a “more-likely-than-not” basis. In the event the Securityholder Representative and Parent cannot resolve a dispute with respect to this Section 7.1, the dispute shall be referred to the Independent Accountants in a manner consistent with the procedures set forth in Section 2.12(d).
7.2Tax Contests. Each party hereto shall notify each other after acquiring knowledge of any inquiry, claim, audit, assessment, proceeding or similar event with respect to any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (any such inquiry, claim, audit, assessment, proceeding or similar event, a “Tax Contest”). Any failure to so notify the Securityholder Representative of any Tax Contest shall not relieve the Company Stockholders of any liability with respect to such Tax Contest except to the extent that such failure shall have materially prejudiced the defense of such Tax Contest. Parent shall control any Tax Contest; provided, however, that, with respect to any Tax Contest that would be reasonably expected to result in material Pre-Closing Taxes for which the Company Securityholders are liable, (i) Parent shall keep the Securityholder Representative reasonably informed of the progress of such Tax Contest, (ii) the Securityholder Representative shall be permitted to fully participate in any such Tax Contest at the Company Stockholders’ expense and (iii) Parent shall not settle, compromise or abandon such Tax Contest without the Securityholder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of a conflict between this Section 7.2 and Section 6.6, this Section 7.2 shall control.
7.3Cooperation. Parent and the Securityholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Securityholder Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company and the Securityholder Representative shall each retain all books and records in their possession with respect to Taxes of the Company and its Subsidiaries for a period of at least seven (7) years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Securityholder Representative be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Parent or its Affiliates (other than Tax Returns of the Company for Pre-Closing Tax Periods, including pro forma Tax Returns with respect to the portion of the Straddle Period ending on and including the Closing Date).
7.4Straddle Period. In the case of any Taxes of the Company or any of its Subsidiaries that relate to a Straddle Period, (i) the amount of any Taxes based on or measured by income or receipts, sales or use Taxes, employment Taxes, or withholding Taxes relating to the portion of the Straddle Period ending on and including the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass through entity or any non-U.S. entity owned by the Company or any of its Subsidiaries shall be deemed to terminate at such time), provided, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between the Pre-Closing Tax Period and the post-Closing Tax period in a manner consistent with the methodology described in clause (ii) of this Section 7.4 and (ii) the amount of any other Taxes for a Straddle Period that relates to the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
7.5Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent (50%) by the Company Stockholders and fifty percent (50%) by Parent. The party required by Law to file any Tax Return shall prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes (with the cooperation of the other party) and shall promptly provide the other party with copies of any such documentation and Tax Returns..

7.6Post-Closing Tax Actions. Without the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and its Affiliates shall not, and shall not permit the Surviving Corporation to, take any of the following actions unless the failure to take or omission of any of the following actions would result in a violation of applicable Law: (i) file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period (except in accordance with Section 7.1), (ii) make, change or revoke any Tax election (including any election under Section 338 of the Code or comparable election under any other applicable Law) that has retroactive effect to any Pre-Closing Tax Period, or (iii) voluntarily approach any Tax Authority or initiate any “voluntary disclosure” or similar proceeding with respect to any Tax matter for a Pre-Closing Tax Period; provided, that the foregoing limitations shall only apply to the extent such action could reasonably be expected to create or increase the indemnification obligations of the Company Stockholders under Article VI.
Article 8

MISCELLANEOUS
8.1Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the courts of the State of Delaware in accordance with this Section 8.1, and the parties hereby agrees to waive any objection to such venue of any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.
8.2Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent or to any Person who acquires all or substantially all of the assets of Parent or a majority of the outstanding voting securities of Parent (whether by merger, consolidation, share purchase or otherwise) without the prior consent of any other party hereto.
8.3Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be declared invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent permitted by Law, the original economic, business and other purposes of the void or unenforceable provision.
8.4Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
8.5Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damage. The parties hereto agree that the parties shall be entitled to equitable relief by way of an injunction or injunctions, specific performance or otherwise (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
8.6Amendments and Waivers.
(a)This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and Merger Sub; provided, however, that after the receipt of Written Consents constituting the Stockholder Approval, no amendment shall be made that requires further approval by the Company Stockholders under the DGCL without obtaining such requisite approval.
(b)At any time prior to the Effective Time, the Company (in the case of Parent or Merger Sub) or Parent (in the case of the Company), and at any time after the Effective Time, the Securityholder Representative (in the case of Parent or the Surviving Corporation) or Parent (in the case of the Securityholder Representative), may, to the extent not legally prohibited, (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. No single or partial exercise by a party hereto of its rights under this Agreement will be deemed to preclude any other or further exercise of such party’s rights under this Agreement.
8.7Expenses. Except as otherwise expressly provided herein, whether or not the Merger is successfully consummated, each party shall bear its own respective legal, accounting, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.
8.8Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by facsimile or electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.8:
If to Parent or Merger Sub:
Parent
Orasure Technologies, Inc.
220 East First Street
Bethlehem, Pennsylvania 18015

Attention:     Carrie Eglinton Manner
E-Mail:    [***]
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
3025 John F. Kennedy Boulevard, 8th Floor
Philadelphia, PA 19104

Attention: Rachael Bushey, and Allison Nicklin
E-Mail:     [***]
If to the Company:
Sherlock Biosciences, Inc.
115 Cedar Street N3
Milford, MA 01757
Attention: [***]
E-Mail: [***]
with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive #900
Boston, MA 02210
Attention: Timothy H. Ehrlich
E-mail: [***]

If to the Securityholder Representative:
Mr. Paul Meister
[***]
8.9WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.
8.10Interpretation; Rules of Construction. The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Company Disclosure Schedule and the Annexes, Exhibits and Schedules hereto), and when a reference is made in this Agreement to Annexes, Exhibits, Schedules, Sections or Articles, such reference shall be to an Annex, Exhibit or Schedule to, or Section or Article of, this Agreement, respectively, unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “asset” or “property” shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible. When a reference is made to a specific law, act or statute, such reference shall include any regulations promulgated thereunder. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument, or statute, in each case, as from time to time amended, modified or supplemented (in the case of agreements or instruments, if permitted under this Agreement), including in the case of statutes by succession or comparable successor statutes; provided that any reference to any agreement or instrument on the Company Disclosure Schedule or on any Schedule to this Agreement shall not refer to any amendment, modification or supplement thereto unless expressly set forth in the Company Disclosure Schedule or such other Schedule. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined herein have the meanings assigned to them in this Agreement and include plural as well as the singular. Accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. Unless stated otherwise, the terms “dollars” and “$” shall mean United States dollars. Any action required by the terms hereof to be taken on a specific day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period specified herein is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Any reference to any document or information having been “made available” by the Company shall only include any such document or information that has been posted in the Virtual Data Room and as to which Parent and its Representatives have been provided written notice and full access by 5:00 p.m. Eastern Time on the third (3rd) Business Day prior to the execution of this Agreement and that has remained available to Parent and its Representatives through the Closing.
8.11Agreement Binding on the Parties; Third-Party Beneficiary Rights. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person (other than the Indemnified Parties) any legal or equitable rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
8.12Public Announcement. Parent may issue such press releases, and make such other public announcements and disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby as it determines are required under applicable securities Laws or regulatory or stock exchange rules or as it deems otherwise appropriate Neither the Company nor the Securityholder Representative shall, and each shall cause its respective Affiliates and representatives not to, issue any press releases or make any public announcements or disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby without Parent’s prior written consent.
8.13Confidentiality.
(a)The parties acknowledge that the Company and Parent previously have executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms until the Effective Time, at which time, and without further action by any party hereto, it shall terminate and be of no further force and effect; provided that nothing in the Confidentiality Agreement shall be deemed to restrict Parent’s rights under Section 8.12. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b)The Securityholder Representative hereby agrees to hold this Agreement and the transactions contemplated hereby, and all information received by the Securityholder Representative with respect hereto or thereto or in connection herewith (including any information obtained with respect to any Claims), in confidence and not disclose the existence or terms hereof or any such information to any third party (other than the Indemnifying Securityholders or legal counsel engaged by the Securityholder Representative, in each case solely to the extent necessary to perform its obligations hereunder and only if such Persons are subject to an obligation to keep such information confidential).
8.14Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Company Disclosure Schedule, the Parent Ancillary Agreements, the Confidentiality Agreement and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.
PARENT
ORASURE TECHNOLOGIES, INC.
By:    /s/ Carrie Eglinton Manner
Name: Carrie Eglinton Manner
Title: President and Chief Executive Officer
MERGER SUB
PROJECT WATSON MERGER SUB, INC.
By:    /s/ Carrie Eglinton Manner
Name: Carrie Eglinton Manner
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]
ACTIVE/132546496.15

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.
COMPANY
SHERLOCK BIOSCIENCES, INC.
By:    /s/ Bryan Dechairo
Name: Bryan Dechairo
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]
ACTIVE/132546496.15

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.
SECURITYHOLDER REPRESENTATIVE

By:    /s/ Paul Meister
Name: Paul Meister

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]
ACTIVE/132546496.15